SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.	☐	Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to Section 240.14a-12

BIO-LOGIC SYSTEMS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share, of Bio-logic Systems Corp.

2)	Aggregate number of securities to which transaction applies:

8,040,559 shares of Bio-logic Common Stock, which includes 1,307,314 shares of Bio-logic Common Stock underlying stock options that have an exercise price per share less than $8.77 that may be cashed out in connection with the merger.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$8.77 in cash which represents the price per share of Bio-logic Common Stock to be paid pursuant to the Agreement and Plan of Merger, dated as of October 16, 2005, among Bio-logic Systems Corp., Natus Medical Incorporated and Summer Acquisition Corporation.

4)	Proposed maximum aggregate value of transaction:

$70,515,702 (assumes all outstanding options are exercised prior to the closing)

5)	Total fee paid:

$14,103

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

OF

BIO-LOGIC SYSTEMS CORP.

YOUR VOTE IS IMPORTANT

Dear Fellow Bio-logic Systems Corp. Stockholders:

Bio-logic Systems Corp. and Natus Medical Incorporated have agreed on a merger transaction whereby Natus Medical Incorporated is to acquire Bio-logic Systems Corp. If we complete the merger, you will receive $8.77 in cash, without interest, for each share of Bio-logic Systems Corp. common stock that you own.

We cannot complete the merger without the approval of our stockholders. We have scheduled a special meeting of our stockholders to obtain this approval. The special meeting will be held at One Bio-logic Plaza, Mundelein, Illinois 60060 on January 4, 2006, at 10:00 a.m., Central Standard Time. Whether or not you plan to attend, please take the time to vote by completing and mailing the enclosed proxy card to us.

The Board of Directors of Bio-logic Systems Corp. has unanimously (1) determined that the merger is fair to and in the best interests of Bio-logic Systems Corp. and its stockholders and (2) approved the merger agreement and the merger and unanimously recommends that Bio-logic Systems Corp. stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please read the entire document, including the appendices, carefully.

Sincerely,

Gabriel Raviv, Ph.D.
Chairman of the Board and Chief Executive Officer

The accompanying proxy statement is dated November 14, 2005 and is first being mailed to Bio-logic Systems Corp. stockholders on or about November 16, 2005.

One Bio-logic Plaza

Mundelein, Illinois 60060

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 4, 2006

To the Stockholders of Bio-logic Systems Corp.:

Bio-logic Systems Corp. will hold a special meeting of its stockholders on January 4, 2006, at 10:00 a.m., Central Standard Time, at One Bio-logic Plaza, Mundelein, Illinois 60060, for the following purposes:

1. To consider and vote upon a proposal to (a) approve and adopt the Agreement and Plan of Merger, dated as of October 16, 2005, among Bio-logic, Natus Medical Incorporated, and Summer Acquisition Corporation, a wholly owned subsidiary of Natus, under which Summer will merge with and into Bio-logic, with Bio-logic continuing as a wholly owned subsidiary of Natus, and (b) approve the merger contemplated by the merger agreement. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

2. To transact such other business as may properly come before the special meeting, including any adjournment or postponement of the special meeting.

Only stockholders of record at the close of business on November 14, 2005 are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting. The approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the record date. At the close of business on the record date, there were 6,733,245 shares of our common stock outstanding and entitled to vote. All Bio-logic stockholders of record are cordially invited to attend the special meeting in person. Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, please vote your shares by either (1) marking, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose, (2) calling the toll-free number listed on your proxy card or (3) following the instructions on the enclosed proxy card for casting your vote over the Internet. If you attend the special meeting, you may vote in person even if you have previously submitted a proxy in writing, by telephone or over the Internet. If your shares are held in the name of a broker, bank or other nominee, you should direct that person how to vote your shares and bring proof of your share ownership if you wish to attend the special meeting. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before the proxy has been voted at the special meeting. Please note that if you abstain, do not vote or do not instruct your nominee how to vote any shares that it holds for you in its name, this will have the same effect as a vote against the approval and adoption of the merger agreement and approval of the merger.

You are entitled to appraisal rights under Delaware law in connection with the merger if you satisfy certain conditions. See “Appraisal Rights” on page 29 in, and Appendix C to, the accompanying proxy statement for a description of these appraisal rights.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please read the entire document, including the appendices, carefully.

Please do not send in your Bio-logic stock certificates at this time. After we complete the merger, the paying agent will send you instructions for exchanging your Bio-logic stock certificates for the cash consideration.

By order of the Bio-logic Systems Corp. Board of Directors,

Gabriel Raviv, Ph.D.
Chairman of the Board and Chief Executive Officer

Mundelein, Illinois

November 14, 2005

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1:	Why am I receiving this proxy statement?

A1:	You are receiving this proxy statement in connection with our solicitation of proxies for our special meeting of stockholders to be held on January 4, 2006. At the special meeting, you will be asked to vote upon a proposal to (a) approve and adopt the Agreement and Plan of Merger, dated as of October 16, 2005, among Bio-logic, Natus Medical Incorporated, and Summer Acquisition Corporation, a wholly owned subsidiary of Natus, under which Summer will merge with and into Bio-logic, with Bio-logic continuing as a wholly owned subsidiary of Natus, and (b) approve the merger contemplated by the merger agreement.

Q2:	As a holder of Bio-logic common stock, what will I receive in the merger?

A2:	As a result of the merger, you will receive $8.77 in cash, without interest, for each share of our common stock that you own, subject to your rights of appraisal described below. For example, if you own 1,000 shares of our common stock, you will receive $8,770. You can find a more detailed discussion of the terms of the merger in the section of this proxy statement titled “The Merger” beginning on page 16.

Q3:	How will the merger affect holders of options to acquire Bio-logic common stock?

A3:	If our stockholders approve the merger, all unexercised stock options, whether or not vested, granted under our stock option and incentive plans will become fully exercisable and vested to the full extent of the grant. Upon consummation of the merger, each unexercised stock option will be cancelled and converted into the right to receive an amount in cash with respect to each share subject to such option equal to the excess, if any, of $8.77 over the per share exercise price of the option.

Q4:	Does the Bio-logic board of directors recommend voting in favor of the merger proposal?

A4:	Yes. After careful consideration, our board of directors has unanimously determined that the merger is fair to, and in the best interests of, us and our stockholders, has unanimously approved the merger agreement and the merger and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and approval of the merger (which we sometimes refer to as the merger proposal).

Q5:	What vote is required to approve and adopt the merger agreement and approve the merger?

A5:	Delaware law requires that the holders of a majority of the outstanding shares of our common stock as of the record date approve and adopt the merger agreement and approve the merger. Certain of our executive officers and their respective spouses, an entity controlled by one of our executive officers and his spouse, and all of our directors, together having voting power over approximately 17% of our shares as of the record date, have entered into voting agreements with Natus in which they have agreed to vote shares of our common stock for which they have voting power in favor of the merger proposal.

Q6:	Am I entitled to appraisal rights?

A6:	Yes. Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement and they comply with the Delaware law procedures explained in this proxy statement in the section entitled “Appraisal Rights” beginning on page 29.

Q7:	What should I do now in order to vote on the merger proposal?

A7:	After carefully reading and considering the information contained in this proxy statement, you should vote your shares of our common stock. You may attend the special meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions you mark on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted “FOR” the approval and adoption of the merger agreement and approval of the merger.

•	Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 2:00 p.m., Eastern Standard Time, on January 3, 2006, and the procedures are designed to authenticate votes cast by using a personal control number located on each proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	Voting by Internet. You may also vote over the Internet by signing on to the website identified on the proxy card and following the procedures described in the website. Internet voting is available 24 hours a day, 7 days a week, until 2:00 p.m., Eastern Standard Time, on January 3, 2006, and the procedures are designed to authenticate votes cast by using a personal control number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote over the Internet, you should not return your proxy card.

If you abstain from voting or if you fail to vote, it will have the same effect as voting “AGAINST” the merger agreement and the merger.

Q8:	If my Bio-logic shares are held in “street name” by my broker, will my broker vote my shares for me?

A8:	No. If you do not provide your broker with instructions on how to vote your shares, your shares will not be voted by your broker, which will have the same effect as voting against the merger proposal. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares (including the directions regarding telephone and Internet voting). You should also bring proof of your share ownership if you wish to attend the special meeting.

Q9:	Can I change my vote?

A9:	Yes. If you are a stockholder of record, you can change your vote in one of the following ways at any time before your proxy is voted at the special meeting:

•	by written notice to Roderick G. Johnson, our corporate secretary, stating that you would like to revoke your proxy;

•	either by completing, signing and submitting a new, later-dated proxy card or following the instructions given for changing your vote by telephone or over the Internet; or

•	by attending the special meeting and voting in person.

If your shares are held in the name of a broker and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Q10:	Should I send in my Bio-logic stock certificates now?

A10:	No, you should not send in your Bio-logic stock certificates now. After we complete the merger, the paying agent, Wells Fargo Shareowner Services, will send you written instructions for exchanging your Bio-logic stock certificates for the cash consideration.

Q11:	What if I receive more than one proxy card for the special meeting?

A11:	This may mean that your shares of our common stock are registered in different ways or are in more than one account. Please provide voting instructions for all proxy cards you receive to ensure that all of your shares of our common stock are voted at the special meeting.

Q12:	When do you expect to complete the merger?

A12:	We are working toward completing the merger as quickly as possible after the special meeting. However, in addition to obtaining Bio-logic stockholder approval, we must also satisfy other conditions before we can complete the merger. Therefore, we cannot predict exactly when we will complete the merger.

Q13:	What if I have additional questions?

A13:	If you have questions about the merger, the special meeting or where to send your proxy, or if you would like additional copies of this proxy statement, you should contact our solicitation agent.

The Solicitation Agent for the Special Meeting is:

Morrow & Co., Inc.

You may obtain information regarding the Special Meeting

from the Solicitation Agent as follows:

470 West Avenue—3rd Floor

Stamford, CT 06902

E-mail: BioLogic.info@morrowco.com

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (800) 607-0088

SUMMARY

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the documents attached as appendices. See “Where You Can Find More Information” on page 46. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

The Parties

Bio-logic Systems Corp. (page 13)

One Bio-logic Plaza

Mundelein, Illinois 60060

(847) 949-5200

We design, develop, assemble and sell computer-based electrodiagnostic systems and related disposables for use by hospitals, clinics, school districts, universities and physicians. Our systems conduct tests that are typically used by medical practitioners to aid in the diagnosis of certain neurological disorders, brain disorders and tumors, and sensory disorders, including audiological and hearing screening and diagnosis. Our sales representatives and independent dealer organizations conduct sales in the United States and Canada, and we also have over 50 agreements with foreign distributors to sell our products in Europe, the Middle East, the Far East, South America and Latin America.

Natus Medical Incorporated (page 13)

1501 Industrial Road

San Carlos, California 94070

(650) 802-0400

Natus develops, manufactures, and sells products for the detection, treatment, monitoring, and tracking of common disorders in newborns and children. Natus products are marketed under brand names such as ALGO®, Neometrics™, Echo-Screen®, and neoBLUE®. Headquartered in San Carlos, California, Natus sells its products worldwide through a direct sales force in the United States and the United Kingdom and through distributors in over 80 other countries.

Summer Acquisition Corporation (page 13)

1501 Industrial Road

San Carlos, California 94070

(650) 802-0400

Summer is a wholly owned subsidiary of Natus formed solely to facilitate Natus’ acquisition of Bio-logic.

Our Stock Price

Our shares of common stock are listed on the NASDAQ National Market under the symbol “BLSC.” On October 14, 2005, the last full trading day immediately preceding the public announcement of the proposed merger, our common stock closed at $5.87 per share. On November 14, 2005, which is the latest practicable date prior to the date of this proxy statement, our common stock closed at $8.64 per share.

Board Recommendation (page 20)

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, us and our stockholders and approved the merger agreement and the merger. Our board of directors therefore unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and approval of the merger.

Our Reasons for the Merger (page 18)

In making its recommendation that you vote “FOR” adoption and approval of the merger agreement and approval of the merger, our board of directors, which includes two members of our senior management, consulted extensively with our financial and legal advisors and considered a number of factors, including the following:

•	the possible alternatives to the merger (including the possibility of our continuing to operate as an independent entity), the range of possible benefits and risks to us and to our stockholders of these alternatives, including risks associated with increasing competition in our industry, retaining major customers, and the timing and the likelihood of accomplishing the goals of any of these alternatives;

•	our board of directors’ belief that there is increasing consolidation within the hearing and neurological monitoring industries, increasing the competitive challenges associated with remaining an independent company;

•	our board of directors’ belief that we may need to pursue a more aggressive growth strategy, dependent at least in part on our ability to successfully acquire, or make investments in, complementary businesses, in order to achieve significant increases in stockholder value as an independent company, and their concerns about the costs and risks related to such a strategy;

•	an assessment that none of the alternatives to the merger were reasonably likely to present superior opportunities for us or reasonably likely to create greater value for our stockholders;

•	our board of directors’ knowledge of the current state of our business, operations, assets, financial condition, results of operations, technology, management and competitive position;

•	a review of our historical results of operations and financial condition and our business and earnings prospects as an independent company, including anticipated results of operations and financial condition in future periods;

•	the fact that the $8.77 per share merger consideration payable to our stockholders in the merger would provide our stockholders with cash representing a premium of 49.4% over the $5.87 closing price of our common stock on October 14, 2005, the last business day before our board of directors approved the merger, and would also represent a 48.4% premium, a 45.4% premium and a 45.4% premium over the average closing price of our common stock during the 5-day, 30-day and 90-day periods, respectively, ended October 14, 2005;

•	the financial presentations of Dresner Securities, Inc., our financial advisor, on October 12, 2005 and October 16, 2005, and the written opinion of Dresner to the effect that, as of the date of the written opinion, and based on and subject to the assumptions and factors set forth in the written opinion, the $8.77 per share in cash to be received by our stockholders in the merger was fair to our stockholders from a financial point of view;

•	the historical and recent market prices for, and trading volume of, our common stock compared to competitors in our industry;

•	the financial and other terms of the merger agreement and the related transaction agreements, including the representations, warranties and covenants and the conditions to each party’s obligations to complete the merger;

•	our limited financial and technical resources relative to our major competitors;

•	our rights under the merger agreement to consider and negotiate other acquisition proposals in certain circumstances, as well as the provisions in the merger agreement regarding termination and termination fees and the ability of our board of directors to change its recommendation;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders, compared to a transaction in which our stockholders would receive stock in another company; and

•	the likelihood that the merger would be consummated, in light of the experience, reputation and financial resources of Natus, including Natus’ plans for financing the merger.

The Special Meeting

Place, Date, Time and Purpose

The special meeting will be held at One Bio-logic Plaza, Mundelein, Illinois 60060, on January 4, 2006, at 10:00 a.m., Central Standard Time. At the special meeting, you will be asked to approve and adopt the merger agreement and approve the merger.

Record Date, Voting Rights and Votes Required

You are entitled to vote at the special meeting if you owned shares of our common stock as of the close of business on the record date of November 14, 2005. On the record date, there were approximately 6,733,245 shares of our common stock outstanding and entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of our common stock they owned on the record date.

The affirmative vote of a majority of the shares of our common stock outstanding as of the record date is required to approve the merger proposal. Gabriel Raviv, our chairman and chief executive officer, Roderick G. Johnson, our president and chief operating officer, and their respective spouses, a family limited partnership for which Gabriel Raviv serves as managing partner and his spouse serves as general partner, and all of our directors have entered into voting agreements with Natus in which they have agreed to vote the Bio-logic shares for which they have voting power in favor of the merger proposal. The 1,147,199 outstanding shares over which these executive officers, spouses, partnership and directors have voting power represent in the aggregate approximately 17% of the shares of our common stock outstanding as of the record date.

Opinion of Our Financial Advisor (page 20)

On October 16, 2005, Dresner, as our financial advisor, delivered its written opinion to our board of directors that, as of the date of the written opinion and based upon and subject to the various qualifications and assumptions described in the opinion, the consideration of $8.77 per share in cash to be received by our stockholders in the merger was fair from a financial point of view to our stockholders. The full text of the opinion of Dresner is attached as Appendix B to this proxy statement. We encourage you to read the Dresner opinion carefully in its entirety. Dresner’s opinion is directed to our board of directors and does not constitute a recommendation to any of our stockholders as to how to vote in connection with the merger.

Merger Financing (page 27)

The consummation of the merger is not subject to a financing contingency, and Natus has represented and warranted in the merger agreement that it will have sufficient funds available to it at the closing of the merger to pay the merger consideration and to make all payments to holders of outstanding options to purchase our common stock. Natus expects to finance this transaction with (1) Natus’ cash and cash equivalents, including approximately $7 million received by Natus from the sale of shares of Natus’ common stock in October 2005, (2) our cash and cash equivalents, and (3) the proceeds of a $10 million senior secured credit facility to be entered into with Wells Fargo Bank, N.A. On October 14, 2005, Wells Fargo Bank, N.A. provided Natus with a commitment letter with respect to this senior secured credit facility.

The Merger

The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger. If the holders of a majority of the shares of our common stock outstanding as of the record date approve and adopt the merger agreement and approve the merger and all other conditions to the merger are satisfied or waived, Summer, a wholly owned subsidiary of Natus, will merge with and into Bio-logic and Summer’s corporate existence will cease. As a result, Bio-logic will continue as a wholly owned subsidiary of Natus.

What You Will Receive

If we complete the merger, you will receive $8.77 in cash, without interest, for each outstanding share of Bio-logic common stock that you own, unless you exercise your rights of appraisal, as discussed below.

Treatment of Our Outstanding Options and Restricted Stock Grants (page 25)

Upon approval of the merger by our stockholders, each outstanding option to purchase our common stock granted under our stock option and incentive plans, whether or not vested, will become fully exercisable and vested to the full extent of the grant. Upon consummation of the merger, each unexercised option that is then outstanding will be cancelled and converted into the right to receive an amount in cash with respect to each share subject to such option equal to the excess, if any, of $8.77 over the applicable per share exercise price of such option. In addition, upon approval of the merger by our stockholders, all restrictions applicable to the outstanding shares of restricted stock granted pursuant to our stock incentive plan will lapse and the shares will become fully vested. Upon consummation of the merger, each holder of such shares will be entitled to receive $8.77 in cash for each such share. Any payments made with respect to these options and shares of restricted stock will be subject to any applicable federal, state and local tax withholding requirements.

Conditions to the Consummation of the Merger (page 32)

The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	our stockholders have approved the merger agreement and the merger; and

•	there are no court or governmental prohibitions on the consummation of the merger.

In addition, we and Natus will be obligated to complete the merger only upon the satisfaction or waiver of the following conditions:

•	the accuracy of the other party’s representations and warranties; and

•	the performance by the other party of its obligations under the merger agreement.

Further, Natus will be obligated to complete the merger only upon satisfaction or waiver of the following additional conditions:

•	no litigation or proceeding may be threatened in writing or pending for the purpose or with the probable effect of making illegal or enjoining the consummation of the merger or other transactions contemplated by the merger agreement, or seeking any action or result relating to any enactment, issuance, promulgation or enforcement of any law by a governmental authority having the effect of making the acquisition of our shares of common stock by Natus or Summer illegal or otherwise restricting, preventing or prohibiting the consummation of the merger;

•	we and our subsidiaries have cash and cash equivalents in an aggregate amount in excess of $10.5 million; and

•	we have received written resignations from all of the incumbent members of our board, such resignations to take effect upon the consummation of the merger.

Termination of the Merger Agreement (page 39)

Natus and Bio-logic may agree to terminate the merger agreement by mutual written consent duly authorized by the board of directors of Natus and our board of directors at any time before completing the merger. In addition, either party may terminate the merger agreement prior to the completion of the merger under certain circumstances, including:

•	if the merger is not completed by March 31, 2006 through no fault of the terminating party;

•	if our stockholders do not approve the merger agreement at the special meeting, or at any adjournment or postponement of such meeting (provided that termination will not be available to us if our failure to obtain stockholder approval is caused by our failure to comply with the merger agreement or a breach of any of the voting agreements by our stockholders);

•	if any order permanently restraining, enjoining or otherwise prohibiting the merger becomes final and nonappealable; or

•	if there is a breach of any representation, warranty, covenant or agreement on the part of the other party (and such breach is incapable of being cured or has not been cured in all material respects within the time frames set forth in the merger agreement) such that certain closing conditions could not be satisfied.

Natus may also terminate the merger agreement if our board (1) fails to call or hold the special meeting of stockholders, (2) fails to include in this proxy statement its unanimous recommendation that our stockholders approve the merger agreement and the merger, (3) withdraws or modifies its approval or recommendation of the merger agreement and the merger, (4) approves or recommends a competing transaction, (5) fails to reconfirm its recommendation that our stockholders approve the merger agreement and the merger within 10 business days of receipt of a written request from Natus to do so after public disclosure of a competing transaction or (6) fails within 10 business days of any tender or exchange offer relating to our common stock to have sent to our stockholders a statement disclosing that it recommends rejection of such tender offer or exchange offer.

We may terminate the merger agreement in order to enter a definitive acquisition agreement providing for a superior proposal immediately after the termination of the merger agreement if our board of directors (or a special committee of our board of directors) has changed its recommendation of the merger in response to a superior proposal, provided that we have not breached our non-solicitation obligations and the conditions to change such recommendation have been satisfied (see “No Solicitation; Change in Board Recommendation” on page 9). If we so terminate the merger agreement, we must pay Natus a termination fee upon such termination.

Termination Fees (page 40)

The merger agreement requires that in certain circumstances a $2.0 million termination fee must be paid by us to Natus if the merger agreement is terminated:

•	by us or Natus due to our failure to obtain stockholder approval for the merger;

•	by Natus due to a willful or intentional breach by us of any of our representations, warranties, covenants or agreements as set forth more fully in the merger agreement;

•	by Natus if our board (1) fails to call or hold the special meeting of stockholders, (2) fails to include in this proxy statement our unanimous recommendation that our stockholders approve the merger agreement and the merger, (3) withdraws or modifies its approval or recommendation of the merger agreement and the merger, (4) approves or recommends a competing transaction, (5) fails to reconfirm its recommendation that our stockholders approve the merger agreement and the merger within 10 business days of receipt of a written request from Natus to do so after public disclosure of a competing transaction or (6) fails within 10 business days of any tender or exchange offer relating to our common stock to have sent to our stockholders a statement disclosing that it recommends rejection of such tender offer or exchange offer; and

•	by us, in the event that the merger agreement is terminated by us relating to our entering into a definitive acquisition agreement providing for a superior proposal, in which case, we must, in order to effect such termination, pay Natus the termination fee concurrently with the termination of the merger agreement.

In addition, the merger agreement requires that in certain circumstances a $2.0 million termination fee must be paid by Natus to us if the merger agreement is terminated:

•	by us or Natus if (1) the merger is not consummated by March 31, 2006, or (2) a governmental authority issues an order, decree or ruling or takes any other action (including the failure to take an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, if the order, decree, ruling or other action is final and nonappealable (but in each such case, only if (A) our stockholder approval for the merger has been obtained and (B) the condition to closing requiring us and our subsidiaries to have cash and cash equivalents in an aggregate amount in excess of $10.5 million has been satisfied as of the date of such termination); or

•	by us due to a willful or intentional breach of any representation, warranty or covenant by Natus as set forth more fully in the merger agreement.

When a termination fee must be paid by us or Natus, the applicable party is generally required to pay the termination fee to the other party promptly, and in no event more than two business days after the date of such termination. If, however, the merger agreement is terminated (1) because stockholder approval of the merger is not obtained, (2) by Natus due to a willful or intentional breach of any of our representations, warranties, covenants or agreements as set forth more fully in the merger agreement, (3) by Natus, if we or our board (or any committee of our board) fails to reconfirm our recommendation that our stockholders approve the merger agreement and the merger within 10 business days of receipt of a written request from Natus to do so after public disclosure of a competing transaction, or (4) by Natus, if we or our board (or any committee of our board) fails, within 10 business days after any tender or exchange relating to our common stock commenced by any third person is first published, to send to our security holders a statement disclosing that our board recommends rejection of such tender offer or exchange offer, then we must pay the termination fee to Natus only if, prior to such termination, (A) any person has proposed to us or our stockholders, or publicly announced, a competing transaction, and (B) within nine months following termination of the merger agreement, (i) any competing transaction with respect to us is consummated or (ii) we enter into a contract providing for any competing transaction, and in such case, we must pay the termination fee concurrently with the earlier of the consummation of the competing transaction or the execution of the contract, as applicable.

No Solicitation; Change in Board Recommendation (page 37)

Under the merger agreement, we have agreed that (1) we and our officers and directors and any investment banker, attorney or accountant retained by us will not, directly or indirectly, and (2) we will not authorize or knowingly permit our employees and any of our other agents and representatives to, and will use our reasonable best efforts to cause such persons not to, directly or indirectly:

•	solicit, initiate, or knowingly encourage (including by way of furnishing nonpublic information) any inquiry with respect to, or the making of, any proposal or offer that constitutes, or may reasonably be expected to lead to, any competing transaction;

•	enter into or maintain or continue any discussions or negotiations with any person intended to facilitate any inquiries or to obtain a proposal or offer for a competing transaction;

•	agree to, approve, endorse or recommend any competing transaction; or

•	enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any competing transaction.

Any violation of the above restrictions will result in a breach of the merger agreement and may result in our being liable to pay the termination fee to Natus. However, if we receive an unsolicited bona fide written third-party acquisition proposal that did not result from a breach of our non-solicitation obligations and that our board of directors determines in good faith is or could be reasonably expected to result in a proposal that is superior to the terms of the merger with Natus (and if our board determines in good faith that failure to take such action may result in a breach of our board’s fiduciary duties), we are permitted, subject to additional limitations, to furnish information about our business to the third party and engage in discussions and negotiations with the third party.

Our board of directors may make a change in its recommendation of the merger in response to a superior proposal, but only if, after providing written notice to Natus that includes, among other things, the material terms and conditions of the superior proposal and a statement of the intent of our board of directors to effect a change in its recommendation, Natus does not, within four business days of its receipt of the notice, make an offer that our board determines, in good faith, to be at least as favorable to our stockholders as the superior proposal.

Interests of Our Directors and Executive Officers in the Merger (page 25)

When you consider our board of directors’ recommendation that you vote in favor of the merger proposal, you should be aware that a number of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests in the merger. These interests include:

•	if Dr. Gabriel Raviv terminates his employment, or is terminated by us, following the consummation of the merger for any reason, other than for cause or due to his death or disability, he is entitled to receive the following: (1) three times his current annual base salary, payable in a lump sum within 60 days following his termination; (2) his prorated annual cash incentive bonus, (3) an amount equal to $470,000 as consideration for his agreement not to directly or indirectly compete with us or engage in certain solicitation activities for a two-year period after his termination; (4) the transfer of title to him of his company car; (5) his base salary through the date of his termination; (6) if he so elects, 100% of the premiums related to the continuation of his medical and dental benefits; and (7) payment of premiums necessary for continuation of his supplemental disability insurance for a period of 18 months following the effective date of his termination or, at our election, a lump sum amount equal to the aggregate premiums for a period of 18 months following the effective date of his termination (provided, however, that in order to avoid adverse tax consequences under Section 409A of the Internal Revenue Code (relating to non-qualified deferred compensation plans), we expect to amend this agreement to provide, among other things, that Dr. Raviv will be entitled to receive the benefits described above upon consummation of the merger, regardless of whether or when Dr. Raviv’s employment terminates);

•	if Roderick G. Johnson resigns or is terminated by us within one year of the consummation of the merger, he is entitled to receive the following: (1) a lump sum payment of three times his current base salary; (2) his prorated annual cash incentive bonus; (3) continued medical coverage for 18 months; and (4) reimbursement of up to $50,000 for expenses associated with, among other things, furnishing and operating a home office, membership in industry and trade associations and executive outplacement services (provided, however, that in order to avoid adverse tax consequences under Section 409A of the Internal Revenue Code (relating to non-qualified deferred compensation plans), we expect to amend this agreement to provide, among other things, that Mr. Johnson will be entitled to receive the benefits described above upon consummation of the merger, regardless of whether or when Mr. Johnson’s employment terminates);

•	each of Gabriel Raviv and Roderick G. Johnson will be entitled to cash payments in December 2005, (1) equal to ten-twelfths (10/12) of his annual cash incentive bonus for fiscal year 2006, and (2) representing compensation for 18 days of vacation (including accrued vacation plus vacation that would accrue for the remainder of calendar year 2005 and the first four days of calendar year 2006);

•	upon approval of the merger by our stockholders (1) all unexercised stock options owned by our directors and executive officers (as well as all other employees holding our stock options) granted pursuant to our stock option and incentive plans, whether or not vested, will become fully exercisable and vested to the full extent of the grant, and (2) all restrictions applicable to the outstanding shares of restricted stock held by our directors and executive officers granted pursuant to our stock incentive plan will lapse and the shares of restricted stock will become fully vested. Upon consummation of the merger (A) each unexercised stock option held by our directors and executive officers (as well as all other employees holding our stock options) will be cancelled and converted into the right to receive an amount in cash with respect to each share subject to such option equal to the excess, if any, of $8.77 over the per share exercise price of such option, and (B) each of our directors and executive officers who hold shares of restricted stock granted under our stock incentive plan will be entitled to receive $8.77 for each such share;

•	Natus will indemnify our directors and officers to the same extent they were indemnified as of the date of the merger agreement under any indemnification agreements with us and our charter or by-laws; and

•	we intend to purchase a fully prepaid “tail” policy under our existing directors’ and officers’ insurance policies to provide for aggregate coverage and amounts equal to the aggregate coverage provided under our existing directors’ and officers’ liability insurance policies for a period of six years following the consummation of the merger, but if we do not purchase such a “tail” policy, Natus will provide to such directors and officers, directors’ and officers’ liability insurance in an amount comparable to that currently applicable to our current directors and officers, for at least six years following the consummation of the merger.

The bonus and severance payments and other benefits to be paid to our executive officers and directors in connection with the merger may result in benefits payable by us that could constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code) to certain of our executive officers and directors; provided, however, that the employment agreement that we have with Gabriel Raviv provides that any payments that trigger the adverse tax consequences of Sections 280G and 4999 of the Code will be reduced to the extent required to avoid such adverse consequences.

Appraisal Rights (page 29)

Section 262 of the Delaware General Corporate Law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written objection to the merger to us before the taking of the vote at the special meeting and you must not vote in favor of approval and adoption of the merger agreement and approval of the merger. Your failure to follow exactly the procedures specified under Delaware corporate law will result in the loss of your appraisal rights.

Material United States Federal Income Tax Consequences (page 28)

The merger will be a taxable transaction to you. In general, for United States federal income tax purposes, your receipt of cash in exchange for your shares of our common stock will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of our common stock. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. We urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Regulatory Filings and Approvals (page 29)

Bio-logic and Natus do not believe that any governmental filings are required with respect to the merger other than (1) the filing of the certificate of merger with the Secretary of State of the State of Delaware and (2) filings with the SEC and the NASDAQ National Market. Bio-logic and Natus do not believe that they are required to make a filing with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, although each agency has the authority to challenge the merger on antitrust grounds before or after the merger is completed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that are based on our current expectations, estimates, assumptions and projections about our business and the merger. These forward-looking statements can generally be identified by use of words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “could” or similar expressions. These words are not, however, the exclusive means of identifying these statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

You should be aware that forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those discussed in the forward-looking statements. These factors include:

•	the possibility that the merger may adversely affect our relationships with customers and suppliers and our results of operations, whether or not we complete the merger;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business;

•	the timing of, and legal, regulatory and other conditions associated with, the completion of the merger;

•	the possibility that we may be subject to litigation in connection with the proposed merger;

•	uncertainties relating to general economic conditions, cyclical industry, business and social conditions; and

•	risks, uncertainties and other factors identified in our reports and filings made from time to time with the SEC, including those identified in Exhibit 99.1, “Risk Factors,” to our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this proxy statement.

THE PARTIES TO THE MERGER

The parties to the merger agreement are Bio-logic, Natus and Summer.

Bio-logic

We are primarily engaged in the design, development, assembly and sales of computer-based electrodiagnostic systems for use by hospitals, clinics, universities and physicians. We also sell disposable supplies for these systems, and perform service and repair activities either under warranty or on a fee-for-service basis. The principal procedures performed by our systems include automated auditory brainstem response testing, otoacoustic emissions testing used for infant hearing screening, evoked response testing used for hearing diagnosis, polysomnography (sleep disorder diagnostics), electroencephalography (EEG) for routine and long-term epilepsy monitoring, continuous brain function monitoring in the intensive care unit (ICU), and other quantitative EEG analyses. These tests are typically used by medical practitioners specializing in fields such as audiology, otolaryngology, neurology, pulmonology, anesthesiology, intensive care and psychiatry to aid in diagnosis of neurological, sensory and psychiatric disorders, and to monitor brain function in the intensive care unit and operating room.

Our products and systems collect and analyze data typically used by medical practitioners to aid in the diagnosis of certain neurological disorders, brain state, brain disorders and tumors, sensory disorders, sleep disorders and hearing loss (including hearing and diagnostic procedures). Our systems are modular, consisting of PCs or PDAs purchased from third parties that interface with our proprietary software and peripheral devices. Any combination of our diagnostic tests can be included in a system, depending on the user’s specialty and requirements. We have developed software that enables medical personnel to administer diagnostic tests, control various aspects of testing, and record and process data generated by the tests utilizing standard database formats. Our disposable products are used on systems that are part of our installed customer base, as well as on our competitors’ systems.

Our sales efforts are directed at medical practitioners, hospitals and clinics. Company-employed sales representatives and independent dealer organizations conduct sales in the United States and Canada. Some of these dealers may also represent other companies offering competing products. We also have over 50 agreements with foreign distributors to sell our products overseas, including the European, Middle Eastern, Far Eastern, South American and Latin American markets. We provide international seminars and training, including a series of new technology lectures in the South American, European and Asia-Pacific regions.

We were incorporated under the laws of the State of Delaware in July 1981 as a successor to an Illinois corporation formed in March 1979. Our principal executive offices are located at One Bio-logic Plaza, Mundelein, Illinois 60060.

Natus

Natus develops, manufactures, and sells products for the detection, treatment, monitoring, and tracking of common disorders in newborns and children. Natus products are sold under brand names such as ALGO®, Neometrics™, Echo-Screen®, and neoBLUE®. Natus sells its products worldwide through a direct sales force in the U.S. and the U.K. and through distributors in over 80 other countries.

Natus was incorporated in California in May 1987 and reincorporated in Delaware in August 2000. The principal executive offices of Natus are located at 1501 Industrial Road, San Carlos, California 94070.

Summer Acquisition Corporation

Summer is a wholly owned subsidiary of Natus formed solely to facilitate Natus’ acquisition of Bio-logic.

THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place of the Special Meeting

We are sending this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the special meeting, or any adjournment or postponement of that special meeting, to be held at One Bio-logic Plaza, Mundelein, Illinois 60060, on January 4, 2006, at 10:00 a.m., Central Standard Time. We are first mailing this proxy statement to you on or about November 16, 2005.

Purpose of the Special Meeting

At the special meeting, Bio-logic stockholders will consider and vote upon a proposal to (1) approve and adopt the Agreement and Plan of Merger, dated as of October 16, 2005, among Bio-logic, Natus and Summer, and (2) approve the merger of Summer with and into Bio-logic, with Bio-logic continuing as a wholly owned subsidiary of Natus.

Our board of directors has unanimously determined that the merger is fair to and in the best interests of us and our stockholders, and approved the merger agreement and the merger and unanimously recommends that our stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

Who Can Vote at the Special Meeting

Only holders of record of Bio-logic common stock at the close of business on the record date for the special meeting, November 14, 2005, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 6,733,245 shares of our common stock outstanding held by approximately 190 holders of record. Each holder of record of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Quorum; Required Votes; Abstentions and Broker Non-Votes

At the special meeting, the presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding as of the record date will constitute a quorum for purposes of conducting business. In the absence of a quorum, the holders of a majority of the shares of our common stock, present in person or by proxy, may adjourn the special meeting. Abstentions and broker non-votes, which are executed proxies returned by a broker, bank or other nominee holding shares in “street name” that indicate that such nominee has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares with respect to the approval of the merger proposal, will be counted as shares present for purposes of determining whether a quorum exists.

Approval of the merger proposal requires the affirmative vote of a majority of the shares of our common stock outstanding as of the record date. Therefore, the failure to submit a vote, abstentions and broker non-votes will have the same effect as votes “AGAINST” the approval of the merger proposal. Dr. Gabriel Raviv, our chairman and chief executive officer, Roderick G. Johnson, our president and chief operating officer, and their respective spouses, a family limited partnership for which Dr. Raviv serves as managing partner and his spouse serves as general partner, and all of our directors have entered into voting agreements with Natus in which they have agreed to vote the Bio-logic shares for which they have voting power in favor of the merger proposal. The 1,147,199 outstanding shares over which these executive officers, spouses, partnership and directors have voting power represent in the aggregate approximately 17% of the shares of our common stock outstanding as of the record date.

Proxies; Revocability of Proxies

Dr. Gabriel Raviv and Roderick G. Johnson, the persons named as proxies on the proxy card accompanying this proxy statement, were selected by our board of directors to serve in such capacity. All shares of Bio-logic common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are properly revoked, be voted in accordance with the instructions indicated on those proxies. If no directions are given and the proxy is signed and returned, the proxy will be voted for the proposal to approve and adopt the merger agreement and to approve the merger. You can also vote your shares by (1) calling the toll-free number listed on your proxy card, or (2) following the instructions on the enclosed proxy card for casting your vote over the Internet. Telephone and Internet voting is available 24 hours a day, seven days a week until 2:00 p.m., Eastern Standard Time, on January 3, 2005. You will need the 12-digit control number appearing on your proxy card to verify your identity. If you vote by telephone or over the Internet, please do not return a signed proxy card.

We do not expect any matter to be brought before the special meeting other than the merger proposal. If other matters are properly presented at the special meeting, the persons named in the proxy card will vote in their discretion with respect to those matters. However, if a proposal to adjourn or postpone the meeting is properly presented to permit our board of directors to further solicit proxies because there are not sufficient votes to approve the merger proposal at the time of the special meeting, the persons named in the proxy card will not have discretion to vote shares voted against the merger proposal in favor of adjournment or postponement to solicit additional proxies in favor of the merger proposal.

If you receive more than one proxy card, it is because you hold your Bio-logic shares in different names. For example, you may hold some of your Bio-logic shares individually, some jointly with your spouse and some in trust for your children, in which case you should receive three separate proxy cards to vote. Please complete, date, sign and return all of the proxy cards.

As a Bio-logic stockholder of record giving a proxy, you have the power to revoke your proxy and change your vote by:

•	sending a written notice to Roderick G. Johnson, our corporate secretary, prior to the special meeting, stating that as a stockholder you would like to revoke your proxy;

•	either completing, dating, signing and mailing another proxy card and having it received by us prior to the special meeting or following the instructions given for changing your vote by telephone or over the Internet prior to the special meeting; or

•	attending the special meeting and voting in person.

Attendance at the special meeting, will not, however, in and of itself, constitute revocation of a proxy; you must cast an actual vote. If your shares are held in the name of a bank, broker or other fiduciary and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Solicitation of Proxies

We will pay the cost of printing and mailing this proxy statement. We may supplement the initial solicitation of proxies by mail, telephone, fax or e-mail or by personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for these services. We will request brokers, banks and other nominees holding our common stock beneficially owned by others to send this proxy statement to, and obtain proxies from, the beneficial owners of the shares and will reimburse the holders for their reasonable expenses in doing so.

We have retained Morrow & Co., Inc., a professional proxy solicitation firm, as our solicitation agent, at an estimated cost of $6,000, plus reimbursement of expenses, to assist us in soliciting proxies from brokers, nominees, institutions and individuals.

You should not send in any Bio-logic stock certificates with your proxy card. The paying agent, Wells Fargo Shareowner Services, will mail a transmittal letter to you containing instructions for the surrender of your Bio-logic stock certificates as soon as practicable after completion of the merger.

THE MERGER

General Description of the Merger

If our stockholders approve the merger agreement and all other conditions to the merger contained in the merger agreement are satisfied or waived, Summer will merge with and into Bio-logic. As a result, Bio-logic will continue as a wholly owned subsidiary of Natus. The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware corporate law (or at such later date or time as is specified in such certificate of merger). We are working to complete the merger as quickly as possible after the special meeting. The merger agreement requires that the merger be consummated as promptly as practicable, but in no event later than five days after, the satisfaction of the conditions to the merger, unless the parties agree to a later date. We cannot, however, predict exactly when the effective time will be. If we complete the merger, our stockholders will receive $8.77 for each outstanding share of our common stock, without interest, subject to stockholders’ rights of appraisal.

Background of the Merger

Over the past three years, our board of directors has analyzed and evaluated various corporate alternatives, including strategic combinations and a divestiture of one of our two product lines. Beginning in the spring of 2004, our management initiated growth strategies for our neurology/sleep product line based on the belief that conditions in the industry favored consolidation. One such strategy we pursued involved a possible joint venture with two of our peer companies in the neurological monitoring industry. When the parent company of one of the two peer companies with which we were engaged in joint venture negotiations elected to sell that company in a controlled auction, we aggressively pursued its acquisition. Following several months and the commitment of significant resources, we were outbid and lost the acquisition opportunity to another industry participant. This outcome reinforced our management’s belief that consolidation within the industry was a significant development that would need to be addressed.

Throughout the spring of 2005, our management evaluated various acquisition and joint venture opportunities for our hearing and neurology/sleep product lines, and held preliminary discussions with several potential partners in the hearing industry. In these preliminary discussions, our management learned that the potential candidates were generally interested solely in the opportunities related to our hearing product line.

On June 29, 2005, we received an unsolicited written offer to acquire us from an initial bidder. On July 5, 2005, our board of directors held a telephonic meeting at which they discussed the possibility of a potential business combination with the initial bidder. At that meeting, Dresner Securities, Inc., our financial advisor, provided an overview of discussions that it had with the initial bidder and outlined the initial bidder’s existing and potential financial resources. The board engaged in extensive discussions about the proposal and the financial viability of the transaction, as well as various potential alternatives for Bio-logic, including a sale of the company or a product line to other possible acquirers (including Natus), organic growth and growth through acquisitions. The board requested that Dresner assist it in evaluating the initial bidder’s bid, and over the next three weeks, Dresner had several discussions with the initial bidder and the initial bidder’s investment bankers.

On July 11, 2005, we and Natus signed a mutual nondisclosure agreement and then James B. Hawkins, Chief Executive Officer of Natus, met with Dr. Gabriel Raviv, our Chairman and Chief Executive Officer, and Roderick G. Johnson, our President and Chief Operating Officer, at which time Mr. Hawkins expressed interest in an acquisition of us.

On July 14, 2005, Dr. Raviv and Mr. Johnson met with our board of directors and updated them regarding their discussions with Mr. Hawkins. Our board of directors authorized management to work with Dresner to develop a confidential information memorandum and authorized Dresner to contact certain companies in order to explore their interest in a possible transaction with us.

During the month of August 2005, our management team, with the assistance of representatives of Dresner, prepared a confidential information memorandum and an executive summary describing us. Dresner distributed the memorandum to Natus and the initial bidder on August 11, 2005 and to other potential acquirers on August 12, 2005 and requested indications of interest from such parties by August 26, 2005.

On August 25, 2005, Dresner received a letter of intent from Natus to purchase us for $68 million to $70 million in cash. On August 26, 2005, the initial bidder reiterated its initial offer and we received an indication of interest from another party for only the hearing product line assets.

From August 31, 2005 until October 7, 2005, Natus conducted due diligence on our company, including participation in management presentations regarding our business. In addition, our management, Natus and our respective outside legal counsel engaged in negotiations regarding the terms of the merger. As of September 16, 2005, we entered into an agreement with Natus that provided that we would pay Natus a break-up fee of $500,000 if we entered into an alternative transaction on or prior to October 17, 2005.

During September 2005, the initial bidder increased its offer but such offer remained below the amount being offered by Natus. In addition, during this month, we received an oral proposal from another company to purchase us, but such offer was also for an amount less than that being offered by Natus.

Our board of directors held two special meetings, one on September 15, 2005, and one on October 3, 2005, at which the board reviewed the status of discussions with, and due diligence being conducted by, Natus and an anticipated timetable for moving forward. The board also discussed the other acquisition proposals that had been made.

On October 7, 2005, following a meeting of Natus’ board of directors, Natus informed Dresner that it was reducing the total proposed price that it would be willing to pay for us from a range of $68-$70 million to $66 million, based on their updated forecasts for the Bio-logic business. This bid was, however, still above any of the other acquisition proposals. Subsequently, on October 9, 2005, our board of directors held a special telephonic meeting to discuss the reduction in the proposed purchase price to $66 million. The board discussed various alternatives, including the possible termination of discussions with Natus, and determined that we should proceed with respect to a possible transaction with Natus at a $66 million aggregate purchase price, but that we would do so only if Natus agreed to pay a break-up fee to us under specified circumstances, similar to the fee that we had agreed to pay in connection with a break-up of the transaction under specified circumstances.

On October 10, 2005, Natus resumed its due diligence. Due diligence continued throughout the remainder of the period until the definitive merger agreement was signed. Also during this period, extensive negotiation regarding the terms of the merger agreement were conducted between our management, the management of Natus and representatives of our respective outside legal counsel.

On October 12, 2005, our board of directors met with our outside legal counsel and Dresner to discuss the remaining open business and legal issues related to the merger agreement and Dresner’s preliminary financial analysis with respect to the proposed merger, as well as related matters.

On October 14, 2005, the board of directors of Natus approved and authorized the merger agreement, the merger and the other transaction documents.

At a telephonic special meeting of our board of directors held on October 16, 2005 at 6:00 p.m. local time, our outside legal counsel reviewed with our board of directors the terms of the proposed merger agreement with

Natus and the related transaction documents that had been distributed to members of the board in advance of the meeting. Dresner provided an update of its financial analysis of the merger consideration and rendered to the board its opinion that, based upon and subject to various assumptions, limitations and qualifications set forth in such opinion, as of the date of the opinion, the consideration to be received by holders of our common stock in the merger was fair, from a financial point of view, to the holders of our common stock. After discussion, the board determined that the transaction proposed by Natus was advisable, fair to, and in the best interests of, us and our stockholders and unanimously approved and authorized the merger agreement, the merger and the other transaction documents.

The parties then finalized and signed the definitive merger agreement as of October 16, 2005, and publicly announced the merger prior to the start of trading on the NASDAQ National Market on October 17, 2005.

Our Reasons for the Merger

Our board of directors has unanimously determined that the merger is fair to and in the best interests of us and our stockholders and approved the merger agreement and the merger. Our board of directors therefore unanimously recommends that you vote “FOR” the approval of the merger proposal. In making its recommendation, our board of directors, which includes two members of our senior management, consulted extensively with our financial and legal advisors and considered a number of factors, including the following:

•	the possible alternatives to the merger (including the possibility of our continuing to operate as an independent entity), the range of possible benefits and risks to us and to our stockholders of these alternatives, including risks associated with increasing competition in our industry, retaining major customers, and the timing and the likelihood of accomplishing the goals of any of these alternatives;

•	our board of directors’ belief that there is increasing consolidation within the hearing and neurological monitoring industries, increasing the competitive challenges associated with remaining an independent company;

•	our board of directors’ belief that we may need to pursue a more aggressive growth strategy, dependent at least in part on our ability to successfully acquire, or make investments in, complementary businesses, in order to achieve significant increases in stockholder value as an independent company, and their concerns about the costs and risks related to such a strategy;

•	an assessment that none of the alternatives to the merger were reasonably likely to present superior opportunities for us or reasonably likely to create greater value for our stockholders;

•	our board of director’s knowledge of the current state of our business, operations, assets, financial condition, results of operations, technology, management and competitive position;

•	a review of our historical results of operations and financial condition and our business and earnings prospects as an independent company, including anticipated results of operations and financial condition in future periods;

•	the fact that the $8.77 per share merger consideration payable to our stockholders in the merger would provide our stockholders with cash representing a premium of 49.4% over the $5.87 closing price of our common stock on October 14, 2005, the last business day before our board of directors approved the merger, and would also represent a 48.4% premium, a 45.4% premium and a 45.4% premium over the average closing price of our common stock during the 5-day, 30-day and 90-day periods, respectively, ended October 14, 2005;

•	the financial presentations of Dresner Securities, Inc., our financial advisor, on October 12, 2005 and October 16, 2005, and the written opinion of Dresner to the effect that, as of the date of the written opinion, and based on and subject to the assumptions and factors set forth in the written opinion, the $8.77 per share in cash to be received by our stockholders in the merger was fair to our stockholders from a financial point of view;

•	the historical and recent market prices for, and trading volume of, our common stock compared to competitors in our industry;

•	the financial and other terms of the merger agreement and the related transaction agreements, including the representations, warranties and covenants and the conditions to each party’s obligations to complete the merger;

•	our limited financial and technical resources relative to our major competitors;

•	our rights under the merger agreement to consider and negotiate other acquisition proposals in certain circumstances, as well as the provisions in the merger agreement regarding termination and termination fees and the ability of our board of directors to change its recommendation;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders, compared to a transaction in which our stockholders would receive stock in another company; and

•	the likelihood that the merger would be consummated, in light of the experience, reputation and financial resources of Natus, including Natus’ plans for financing the merger as described under the section “The Merger—Merger Financing.”

Our board of directors also considered potential negative consequences of entering into the merger, including the following:

•	the fact that Bio-logic would no longer exist as an independent company and our stockholders would no longer benefit from any future increase in the value of Bio-logic;

•	the potential disruption of our business that could result from the announcement and pendency of the merger, including potential loss of customers or strategic partners, inability to retain key management, strategic, sales and marketing, and technical personnel and the potential negative impact on the progress of certain projects;

•	the possibility that the merger will not be completed and the potentially negative impact on our revenues, sales, earnings, operating results, financial condition, business and stock price in the event the merger does not close following its public announcement;

•	the fact that any gains from an all-cash transaction will be taxable to our stockholders for U.S. federal income tax purposes;

•	certain terms of the merger agreement, including restrictions on operating our business until the merger is consummated or the merger agreement is terminated;

•	the interests that certain of our executive officers and directors may have with respect to the merger that are different from, or in addition to, their interests as stockholders generally as described below under “The Merger—Interests of Our Directors and Executive Officers in the Merger;” and

•	the fact that, if the merger does not close, we will have expended extensive efforts attempting to complete the transaction, experienced significant distraction from our work during the pendency of the transaction and incurred substantial transaction costs that could negatively impact our operating results.

The foregoing discussion of the information and factors considered and given weight by our board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with our board’s evaluation and approval of the merger agreement and the complexity of those matters, our board did not find it useful or practical to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determination. In addition, individual members of our board of directors may have assigned different weights to different factors. Our board of directors determined, however, that overall, the positive consequences of the merger to us and our stockholders outweighed the negative factors and risks of the merger.

Recommendation of Our Board of Directors

After careful consideration, our board of directors has unanimously determined that the merger agreement is fair to, and in the best interest of, us and our stockholders, has unanimously approved the merger agreement and the merger and unanimously recommends that our stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

Opinion of Our Financial Advisor

We engaged Dresner in late June 2005 to act as our financial advisor in connection with a potential merger or sale of all or part of our business, based on its qualifications and expertise in providing financial advice to middle-market companies and its reputation as a nationally recognized investment banking firm. Dresner, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. In particular, Dresner specializes in raising capital, mergers and acquisitions advisory services and valuation advisory services. Dresner is familiar with us, having provided certain financial advisory services to us and our board of directors from time to time, including having acted as financial advisor to us in connection with our consideration of business acquisitions and other strategic transactions. Our engagement letter with Dresner, which was executed on September 30, 2005 and memorialized our prior understanding with Dresner, provides that we will pay Dresner fees at a rate ranging from $175 to $400 an hour for all services performed by Dresner at the request of us or our board of directors. Under the terms of the engagement letter, a fee of $250,000 was also due to Dresner upon rendering its opinion letter regarding the fairness of the consideration to be paid in the transaction. In addition, the engagement letter further provides for reimbursement of reasonable out-of-pocket expenses incurred by Dresner in connection with its engagement and for indemnification of Dresner and certain related persons against certain liabilities arising out of its engagement.

On October 12, 2005, Dresner presented its preliminary valuation analysis to our board, informing the board that, if there were no material developments prior to the time the board requested delivery of the opinion, it expected to be in a position to deliver an opinion, to the effect that, based upon and subject to the assumptions and qualifications stated in the opinion, the $8.77 per share merger consideration to be received by our stockholders in connection with the merger and pursuant to the merger agreement was fair, from a financial point of view to our stockholders. At the October 16, 2005 meeting of our board of directors, Dresner presented its analysis as described below and delivered its written opinion to the effect that, as of such date and based on the matters described in the opinion, the merger consideration to be received in the transaction was fair, from a financial point of view, to the holders of our common stock. Dresner was not requested to, and did not, provide an update to its opinion to cover periods after October 16, 2005. Dresner’s opinion to the board of directors is dated and speaks only as of October 16, 2005. Dresner does not have any obligation to update, revise or reaffirm its opinion, including at the time of the special meeting of stockholders.

Dresner’s opinion, which describes, among other things, the assumptions made, matters considered and limitations on the review undertaken by Dresner, is attached as Appendix B to this proxy statement. The preparation of a fairness opinion is a complex process and does not lend itself to partial analysis or summary description. The following summarizes the material valuation methodologies used by Dresner in supporting its fairness opinion. The summary does not purport to be a complete statement of all the analyses and procedures applied, the judgments made or the conclusions reached by Dresner or a complete description of its presentation. Dresner believes that its analysis must be considered as a whole and that selecting portions of its analysis without considering it in its entirety could create an incomplete view of the process underlying its opinion.

The complete text of Dresner’s opinion is attached as Appendix B to this proxy statement. We urge you to read the opinion carefully in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Dresner. The following summary of the analysis performed by Dresner in connection with its opinion is qualified in its entirety by reference to the opinion.

Dresner’s opinion is for the information of our board of directors and addresses only the fairness, from a financial point of view, to the holders of our common stock of the $8.77 per common share in cash to be received in the merger. Dresner’s opinion is not a recommendation to the stockholders as to how they should vote with respect to the transaction. The order of analyses described below does not represent the relative importance or weight given to those analyses by Dresner. Dresner’s opinion does not address the relative merits of the merger or any alternative potential transaction that might be available to us or our underlying business decision to effect the transaction. In connection with the preparation of its opinion, Dresner made certain reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Dresner:

•	reviewed the most recent draft, dated October 14, 2005, of the merger agreement and based its opinion on the understanding that the terms and conditions therein would not materially change;

•	reviewed and analyzed certain publicly available audited and unaudited financial statements of ours and certain other publicly available information about us;

•	participated in discussions with our management concerning the operations, business strategy, financial performance and prospects for us, as well as our rationale for the merger;

•	reviewed certain internal financial and operating information concerning us, including certain financial forecasts relating to us prepared by our management;

•	reviewed certain financial performance and trading data regarding us and compared them with similar data regarding publicly traded companies Dresner deemed comparable in whole or in part with us;

•	reviewed certain publicly available information concerning the historical price of our common stock;

•	reviewed financial terms, to the extent publicly disclosed, of certain business combinations that Dresner believed to be generally comparable to the merger;

•	reviewed premiums paid in other acquisitions of publicly traded companies over the target’s stock price at specified intervals prior to the announcement of such acquisitions; and

•	reviewed such other information, performed such other analyses and procedures, and considered such other factors as Dresner deemed appropriate for purposes of its opinion.

In preparing its opinion, Dresner assumed and relied upon the accuracy and completeness of all financial, tax, accounting and other information reviewed by Dresner for purposes of its opinion, and Dresner did not attempt to verify independently, and does not assume responsibility for verifying, any of such information. Dresner relied upon the assurances of our management that we are unaware of any facts that would make the information reviewed by Dresner for purposes of its opinion incomplete or misleading in any material respect. Dresner assumed that there had been no material changes in our assets, financial condition, business or prospects since the date of the most recent financial statements made available to them. Dresner has not performed any independent valuation or appraisal of any of our assets or liabilities (including any derivative or off-balance sheet assets and liabilities, or intangible assets), and Dresner has not evaluated the solvency or fair value of Bio-logic under any state or federal laws related to bankruptcy, insolvency or similar matters.

With respect to financial forecasts and projections, Dresner assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our expected future financial performance, and Dresner expressed no view as to such forecasts and projections or the assumptions upon which they are based. The opinion is necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available up to and including, the date of the opinion.

In rendering its opinion, Dresner did not address the relative merits of the merger or any alternative potential transaction that might be available to us, nor did it address our underlying business decision to engage in the merger. Dresner’s opinion is limited to the fairness, from a financial point of view, to the holders of our outstanding common stock of the consideration offered in the merger, and Dresner expresses no opinion as to the underlying decision of our board of directors to recommend the merger. In addition, our board of directors did not ask Dresner to address, and the opinion does not address, the fairness to, or any other consideration of, the holder of any class of securities, creditors or other constituencies, other than our stockholders.

In rendering its opinion, Dresner assumed, with our consent, that the merger will be consummated on terms described in the merger agreement, without any waiver of any material terms or conditions thereof and that obtaining any regulatory approvals which may be necessary for the consummation of the merger will not have an adverse effect on us.

Dresner did not express any opinion as to the price at which our common stock would trade at any future time. Those trading prices could be affected by a number of factors, including but not limited to:

•	changes in the prevailing interest rates and other factors that generally influence the price of securities;

•	changes in the current capital markets;

•	changes in the financial condition, business, assets, results of operations or prospects of us or in the product markets we serve;

•	any actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

•	timely completion of the merger on the terms and conditions that are acceptable to all parties in interest.

Dresner’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to Dresner as of, the date of the opinion. Although subsequent developments may affect its opinion, Dresner does not have any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed and material factors considered by Dresner in arriving at its opinion. Dresner performed certain procedures, including each of the financial analyses described below, and reviewed with our board of directors the assumptions upon which such analyses were based, as well as other factors. This summary does not purport to describe all of the analyses performed or factors considered by Dresner in this regard.

Comparable Company Analysis

Dresner performed a comparable company analysis as one facet of its evaluation of the fairness of the consideration to be paid in the merger. A comparable public company analysis provides a method to estimate the value of a company based on the prices at which the common stock of similar companies trade in the market. A comparable public company analysis involves comparing the enterprise value (the total shares of stock outstanding multiplied by the stock price per share plus all outstanding debt net of cash) or the equity value (the total shares of stock outstanding multiplied by the stock price per share), as the case may be, of each comparable company to relevant operating measures (for example, revenues, EBITDA or book value) of that company to determine valuation multiples for the comparable companies. The resulting multiples may be adjusted for various factors (e.g., size, growth and margins), as appropriate, and then applied to the corresponding operating measure for the target company to derive a range of value for the target.

Dresner reviewed our financial information as compared to corresponding financial information, ratios and public market multiples for certain publicly traded companies with operations in the medical technology industry. The comparable companies selected by Dresner were Astro-Med Inc., Cardiodynamics International Corp., CAS Medical Systems Inc., Intermagnetics General Corp., Natus Medical Inc., Viasys Healthcare Inc. and Vital Signs Inc. Dresner selected these companies based on its judgment that these publicly traded companies engage in businesses reasonably comparable to our business.

In the comparable company analysis, Dresner calculated the comparable companies’ multiples of enterprise value to revenue and EBITDA. “EBITDA” refers to earnings before interest, taxes, depreciation and amortization. The operating results and the corresponding derived multiples for the comparable companies were based on the latest 12-month period, using each company’s most recent available publicly disclosed financial information as of October 11, 2005.

After calculating the multiples for the comparable companies and adjusting them for factors such as size and growth, Dresner applied the median adjusted multiples to our revenue and EBITDA for the 12 months ended August 31, 2005 (adjusted for non-recurring items), in order to arrive at a range of value. Dresner then applied a control premium to the range of value to account for the fact that individual shares of stock are quoted on a minority (non-control) basis. Information regarding the range of adjusted multiples from Dresner’s analysis of selected comparable publicly traded companies is set forth in the following table:

Bracket	Enterprise Value/Revenue	Enterprise Value/EBITDA
High	2.3x	14.1x
75th Percentile	1.8x	13.3x
Mean	1.4x	11.2x
Median	1.3x	10.8x
25th Percentile	1.0x	9.2x
Low	0.7x	8.9x

Based upon and subject to the foregoing, Dresner calculated an implied valuation range for our common stock of approximately $8.35 to $9.55 per share, including the net value of non-operating assets and liabilities such as excess cash. Since none of the selected companies is identical to us, Dresner’s analysis of the selected companies necessarily involved complex analysis and professional judgment concerning the differences in financial and operating statistics and other factors that would affect the analysis of trading multiples. Mathematical analysis alone is not necessarily a meaningful method for applying comparable company data.

Comparable Transaction Analysis

Dresner also performed an analysis of selected recent change-of-control transactions in the medical technology industry based on publicly available information as part of its evaluation of the fairness of the consideration to be paid in the merger. A comparable transaction analysis is based on the idea that the prices paid in comparable transactions provide a basis to estimate the value of a similar company. A comparable transactions analysis involves comparing the value paid in each comparable transaction to relevant operating measures (for example, revenues or EBITDA) for the company that was acquired to determine valuation multiples from the transaction. The resulting range of multiples may then be applied to corresponding operating measures for the target company to derive a range of value for the target company.

Dresner examined 14 transactions completed over the past three years that were chosen based on Dresner’s judgment that these transactions were generally comparable, in whole or in part, to the merger. The selected transactions were not intended to be representative of the entire range of possible transactions in the industry. The 14 transactions examined were (target/acquirer):

•	Radionics/Integra Life Sciences

•	Quiton Cardiology Systems Inc./Cardiac Science Inc.

•	Micro Medical Ltd./Viasys Healthcare Inc.

•	Oxford Instruments Medical/Viasys Healthcare Inc.

•	MRI Devices Corp./Intermagnetics General Corp.

•	Delft Instruments NM/AlpInvest Partners NV

•	Spacelabs Medical, Inc./OSI Systems Inc.

•	iSTAT Corp/Abbott Labs

•	Invivo Corp/Intermagnetics General Corp.

•	Hycor Biomedical Inc./Stratagene Corp.

•	Medical Data Electronics/Invivo Corp.

•	JARIT Surgical Instruments/Integra Life Sciences Holding Corp.

•	Cardio Control NV/Welch Allyn Inc.

•	Spacelabs Burdick, Inc./Quinton Cardiology Systems Inc.

Dresner reviewed the relevant data for each transaction, focusing on the enterprise value of the transaction as a multiple of revenue and EBITDA for the latest 12 months preceding each transaction date. Dresner then adjusted multiples for various factors including the size of the target. Dresner then applied the median adjusted revenue and EBITDA multiples to our revenue and EBITDA for the 12 months ended August 31, 2005 (adjusted for non-recurring items) in order to arrive at a range of value. Information regarding the range of adjusted multiples from Dresner’s analysis of comparable transactions is contained in the following table:

Bracket	Enterprise Value/Revenue	Enterprise Value/EBITDA
High	5.3x	31.0x
75th Percentile	2.4x	21.3x
Mean	1.8x	15.3x
Median	1.6x	11.2x
25th Percentile	0.8x	9.7x
Low	0.4x	7.7x

Based upon and subject to the foregoing, Dresner calculated an implied valuation range for our common stock of approximately $8.30 to $8.70 per share, including the net value of non-operating assets and liabilities such as excess cash. Since none of the selected transactions is identical to the merger, Dresner’s analysis of the selected transactions necessarily involved complex analysis and professional judgment concerning the differences in financial and operating statistics and other factors that would affect the analysis of the transaction multiples. Mathematical analysis alone is not necessarily a meaningful method for applying comparable transaction data.

Discounted Cash Flow Analysis

Dresner performed a discounted cash flow analysis in conjunction with its evaluation of the fairness of the consideration to be paid in the merger. A discounted cash flow analysis provides a method to estimate the value of a company based upon forecasts of future cash flows. Dresner used two different projection scenarios prepared by our management in order to perform a discounted cash flow analysis of our projected future cash flows for the fiscal years 2006 through 2012. One set of projections reflected the anticipated probability-adjusted contribution of all of our new products and product applications currently in process. The second set of projections was based on our historical performance over the last five years, in terms of revenue growth and profit margins. Using discounted cash flow methodology, Dresner calculated the present values of our projected after-tax free cash flows. Dresner aggregated (1) the present value of the free cash flows over the applicable forecast period with (2) the present value of the terminal value. A range of value for each set of projections was estimated by varying both the discount rate and the growth rate in perpetuity used to calculate the terminal value. The discount rate ranged from 16.75% to 18.75%, and the terminal growth rate ranged from 2% to 4%. Dresner estimated the discount rate based on an analysis of the weighted average cost of capital for us and for comparable companies. Dresner then evaluated the probability of achieving each of the two projection scenarios, assigning probabilities to the scenarios based on its professional judgment.

Based upon and subject to the foregoing, Dresner calculated an implied valuation range based on the discounted cash flow analysis for our common stock of approximately $7.75 to $9.10 per share, including the net value of non-operating assets and liabilities such as excess cash.

Premium Analysis

Dresner obtained the closing prices for the common stock of seven publicly traded companies at various intervals prior to the announcement date of their respective transactions over the past two years in order to analyze premiums paid for transactions in the medical technology industry and then compared those premiums to the premium of the offer for us. The 1-day premium of the offer for us is 49.4%. Information concerning this analysis is contained in the following table:

Premium Paid at:	1-Day	10-Days	30-Days	60-Days	90-Days
Mean	45.0%	44.1%	45.3%	64.6%	54.8%
Median	44.7%	49.0%	29.0%	51.3%	51.1%
Bio-Logic	49.4%	43.5%	41.9%	41.9%	48.4%

Additionally, Dresner compared the 1-day premium offered for us to a broader group of transactions as a function of various transaction parameters: all cash payments, stock prices under $10.00, price-to-earnings ratio greater than 15 and offers between $50.0 million and $90.0 million. The 1-day premiums by transaction group ranged from 23.9% to 28.7%, to which the 49.4% 1-day premium offered to stockholders in the merger compares favorably.

Dresner’s opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors.

Treatment of Our Outstanding Stock Options and Restricted Stock Grants

Upon approval of the merger by our stockholders, each outstanding option to purchase our common stock granted pursuant to the Bio-logic Systems Corp. 1994 Stock Option Plan, as amended, or the Bio-logic Systems Corp. 2004 Stock Incentive Plan, whether or not vested, will become fully exercisable and vested to the full extent of the grant. Upon consummation of the merger, each unexercised option that is then outstanding will be cancelled and converted into the right to receive an amount in cash with respect to each share subject to such options equal to the excess, if any, of $8.77 over the per share exercise price of such option. In addition, upon approval of the merger by our stockholders, all restrictions applicable to the outstanding shares of restricted stock granted pursuant to our stock incentive plan will lapse and such shares will become fully vested. Upon consummation of the merger, each holder of such shares of our stock will be entitled to receive $8.77 in cash for each such share. Any payments made with respect to these options and shares of restricted stock will be subject to any applicable federal, state and local tax withholding requirements.

Interests of Our Directors and Executive Officers in the Merger

If the merger is completed, our Chairman and Chief Executive officer, Dr. Gabriel Raviv, his wife and a family partnership in which Dr. Raviv serves as managing general partner and his wife serves as a general partner, will receive an aggregate of approximately $8,489,000 for the shares of our common stock held by them as of November 14, 2005; our President and Chief Operating Officer, Roderick G. Johnson (who is also a director), and his wife will receive an aggregate of approximately $109,000 for the shares of our common stock held by them as of November 14, 2005; and our three non-employee directors, Lawrence D. Damron, Albert Milstein and Craig W. Moore, will receive approximately $0, $477,000 and $197,000, respectively, for the shares of our common stock held by them as of November 14, 2005 (excluding, in each case, shares underlying stock options and shares of restricted stock granted under our stock option and stock incentive plans, discussed below). In considering the recommendation of our board of directors with respect to the merger agreement, our stockholders should be aware that certain of our directors and executive officers also have interests in the merger that are different from, or in addition to, their interests as our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Severance Benefits.    In March 2004, we entered into an employment agreement with Dr. Raviv. Pursuant to this agreement, if Dr. Raviv terminates his employment, or is terminated by us, following the consummation of the merger for any reason, other than for cause or due to his death or disability, he is entitled to receive the following: (1) three times his current annual base salary (which base salary currently is $345,000), payable in a lump sum within 60 days following his termination; (2) his prorated annual cash incentive bonus; (3) an amount equal to $470,000 as consideration for his agreement not to directly or indirectly compete with us or engage in certain solicitation activities for a two-year period after his termination; (4) the transfer of title to him of his company car; (5) his base salary through the date of his termination; (6) if he so elects, 100% of the premiums related to the continuation of his medical and dental benefits; and (7) payment of premiums necessary for continuation of his supplemental disability insurance for a period of 18 months following the effective date of his termination or, at our election, a lump sum amount equal to the aggregate premiums for a period of 18 months following the effective date of his termination. In order to avoid adverse tax consequences under Section 409A of the Internal Revenue Code (relating to non-qualified deferred compensation plans), we expect to amend this agreement to provide, among other things, that Dr. Raviv will be entitled to receive the benefits described above upon consummation of the merger, regardless of whether or when Dr. Raviv’s employment terminates. Natus has indicated that it will direct us to terminate Dr. Raviv’s employment immediately following the consummation of the merger.

In September 1999, we entered into an employment agreement with Mr. Johnson, which has been renewed through September 2006. Pursuant to this agreement, if Mr. Johnson resigns or is terminated within one year of the consummation of the merger, he is entitled to receive the following: (1) a lump sum payment of three times his current base salary (which base salary currently is $255,000); (2) his prorated annual cash incentive bonus; (3) continued medical coverage for 18 months; and (4) reimbursement of up to $50,000 for expenses associated with, among other things, furnishing and operating a home office, membership in industry and trade associations and executive outplacement services. In order to avoid adverse tax consequences under Section 409A of the Internal Revenue Code (relating to non-qualified deferred compensation plans), we expect to amend this agreement to provide, among other things, that Mr. Johnson will be entitled to receive the benefits described above upon consummation of the merger, regardless of whether or when Mr. Johnson’s employment terminates. Natus has indicated that it will direct us to terminate Mr. Johnson’s employment immediately following the consummation of the merger.

Cash Incentive Bonuses and Vacation Accrual.    Each of Dr. Raviv and Mr. Johnson will be entitled to receive cash payments in December 2005 (1) equal to ten-twelfths (10/12ths) of his annual cash incentive bonus for fiscal year 2006, or $172,500 and $106,250, respectively, and (2) representing compensation for 18 days of vacation (including accrued vacation plus vacation that would accrue for the remainder of calendar year 2005 and the first four days of calendar year 2006), or $23,885 and $17,654, respectively. These cash payments were approved by our board on October 12, 2005 in connection with their consideration of the merger transaction.

Stock Options and Restricted Stock.    Some of our directors and executive officers hold unvested stock options to purchase shares of our common stock and hold shares of our restricted stock subject to vesting. Upon approval of the merger by our stockholders (1) all unexercised stock options owned by our directors and executive officers (as well as all other employees holding our stock options) granted pursuant to our stock option and incentive plans, whether or not vested, will become fully exercisable and vested to the full extent of the grant, and (2) all restrictions applicable to the outstanding shares of restricted stock held by our directors and executive officers granted pursuant to our stock incentive plan will lapse and the shares of restricted stock will become fully vested. Upon consummation of the merger (A) each unexercised stock option held by our directors and executive officers (as well as all other employees holding our stock options) will be cancelled and converted into the right to receive an amount in cash with respect to each share subject to such option equal to the excess, if any, of $8.77 over the per share exercise price of such option, and (B) each of our directors and executive officers will be entitled to receive $8.77 for each share of restricted stock held by him. As of November 14, 2005, Dr. Raviv and Messrs. Johnson, Damron, Milstein and Moore held options to purchase 185,625, 358,875, 34,500, 39,000 and 50,250 shares of our common stock, respectively, which would convert into the right to receive $931,036, $1,750,921, $173,180, $207,167 and $273,203, respectively, upon consummation of the merger. As of November 14, 2005, Dr. Raviv and Messrs. Johnson, Damron, Milstein and Moore held 22,500, 15,000, 2,500, 2,500 and 2,500 shares of restricted stock, respectively, which would convert into the right to receive $197,325, $131,550, $21,925, $21,925 and $21,925, respectively, upon consummation of the merger. The shares of restricted stock were granted to our directors and executive officers on July 21, 2005, at an early stage of our discussions regarding a possible sale of our company. Our compensation committee began considering awarding these shares of restricted stock in May 2005 in light of the new accounting requirements regarding expensing of employee stock options; the awards were made at the time at which equity incentive awards are typically made to our executive officers and directors; and the number of shares of restricted stock awarded by our compensation committee to each of our executive officers represented approximately one-third of the number of shares subject to stock options awarded to that executive officer in 2004.

Indemnification and Insurance.    If we complete the merger, Natus will indemnify our directors and officers to the same extent they were indemnified as of the date of the merger agreement under any indemnification agreements and our charter or by-laws. The merger agreement provides that we may, and we intend to, purchase a fully prepaid “tail” policy under our existing directors’ and officers’ insurance policies to provide for aggregate coverage and amounts equal to the aggregate coverage provided under our existing directors’ and officers’ liability insurance policies for a period of six years following the consummation of the merger. If we do not purchase such a “tail” policy, Natus will provide to such directors and officers, directors’ and officers’ liability insurance in an amount comparable to that currently applicable to our current directors and officers, each for at least six years following the consummation of the merger; provided, however, that in no event will Natus be required to pay an annual premium in excess of one hundred seventy-five percent (175%) of the annual premium currently paid by us for such insurance coverage.

Merger Financing

The consummation of the merger is not subject to a financing contingency, and Natus has represented and warranted in the merger agreement that it will have sufficient funds available to it at the closing of the merger to pay the merger consideration and to make all payments to holders of outstanding options to purchase our common stock. Natus expects to finance this transaction with (1) Natus’ cash and cash equivalents, including approximately $7 million received by Natus from the sale of shares of Natus’ common stock in October 2005, (2) our cash and cash equivalents, and (3) the proceeds of a $10 million senior secured credit facility to be entered into with Wells Fargo Bank, N.A. On October 14, 2005, Wells Fargo Bank, N.A. provided Natus with a commitment letter with respect to this senior secured credit facility and a copy of that letter was provided to our board of directors.

Exchange Procedures

Natus has appointed Wells Fargo Shareholder Services as the paying agent for the purpose of exchanging certificates representing shares of our common stock for the cash consideration. As promptly as practicable after the consummation of the merger, Natus will deposit with the paying agent the funds sufficient to pay the aggregate merger consideration to our stockholders and the aggregate amount of payments payable to holders of outstanding stock options to purchase our common stock.

As soon as practicable after the consummation of the merger, the paying agent will mail to each former holder of record of our common stock a letter with instructions on how to exchange stock certificates for the cash merger consideration.

Please do not send in your stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your Bio-logic stock certificates with the enclosed proxy card. If your shares of our common stock are held through a broker and you are not a record holder, your broker will both surrender your shares for cancellation and complete the letter of transmittal.

If you are a record holder, after you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the paying agent, the paying agent will mail a check to you. The stock certificates you surrender will be cancelled. After the completion of the merger, there will be no further transfers of our common stock, and stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the cash merger consideration. If payment is to be made to a person other than the registered holder of the shares of Bio-logic common stock, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and any transfer or other taxes must be paid by the person requesting the payment or that person must establish to the paying agent’s satisfaction that such tax has been paid or is not payable.

If your Bio-logic stock certificates have been lost, stolen or destroyed, the paying agent may require you to deliver an affidavit or bond before the paying agent will issue the cash consideration in exchange for your lost, stolen, or destroyed stock certificates.

Material United States Federal Income Tax Consequences

The following is a summary of United States federal income tax consequences of the merger relevant to beneficial holders of our common stock. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of our common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described in this proxy statement and could be made on a retroactive basis. The discussion applies only to beneficial holders of our common stock in whose hands shares are capital assets and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with us or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Internal Revenue Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations and taxpayers subject to the alternative minimum tax). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of our common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

The receipt of cash for our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder’s holding period for such shares is more than one year at the time of consummation of the merger.

Backup withholding at a 28% rate may apply to cash payments a beneficial holder of shares receives pursuant to the merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent, Wells Fargo Shareowner Services, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the exchange agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a beneficial holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder’s own tax advisor as to the particular tax consequences to such beneficial holder of the merger, including the application and effect of state, local, foreign and other tax laws.

Regulatory Filings and Approvals

Bio-logic and Natus do not believe that any governmental filings are required with respect to the merger other than (1) the filing of the certificate of merger with the Secretary of State of the State of Delaware and (2) filings with the SEC and the NASDAQ National Market. Bio-logic and Natus do not believe that they are required to make a filing with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, although each agency has the authority to challenge the merger on antitrust grounds before or after the merger is completed.

Appraisal Rights

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Bio-logic common stock. If you elect to exercise appraisal rights, you must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect your rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C to this proxy statement, because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to, and separate from, any proxy or vote abstaining from or voting against approval and adoption of, the merger agreement and approval of the merger. Voting against or failing to vote for approval and adoption of the merger agreement and approval of the merger by itself does not constitute a demand for appraisal within the meaning of Section 262; and

•	You must not vote in favor of approval and adoption of the merger agreement and approval of the merger. A vote in favor of the approval and adoption of the merger agreement and approval of the merger, by proxy or in person, will constitute a waiver of your appraisal rights with respect to the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and we complete the merger, you will be entitled to receive the cash payment for your shares of our common stock as provided for in the merger agreement, and you will have no appraisal rights with respect to your shares of our common stock.

All demands for appraisal should be addressed to Roderick G. Johnson, corporate secretary, at Bio-logic Systems Corp., One Bio-logic Plaza, Mundelein, IL 60060, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of the stockholder’s shares.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise a stockholder’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the consummation of the merger, the surviving corporation must give written notice that the merger has become effective to each of our stockholders who has properly filed a written demand for appraisal and did not vote in favor of the merger. At any time within 60 days after the consummation of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and accept the cash payment specified by the merger agreement for such stockholder’s shares of our common stock. Within 120 days after the consummation of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the corporation surviving the merger, the corporation surviving the merger will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you would otherwise be entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the consummation of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares, other than with respect to payment as of a record date prior to the consummation of the merger. However, if no petition for appraisal is filed within 120 days after the consummation of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the consummation of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the consummation of the merger may only be made with the written approval of the corporation surviving the merger and must, to be effective, be made within 120 days after the consummation of the merger.

In view of the complexity of Section 262, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their own legal advisors.

Delisting and Deregistration of Our Stock after the Merger

If the merger is completed, our common stock will be delisted from the NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified in its entirety by reference to the complete copy of the merger agreement attached as Appendix A to this proxy statement and incorporated in this proxy statement by reference. We urge you to read the merger agreement carefully in its entirety.

Conditions to Consummation of the Merger

Natus, Summer and Bio-logic.    Natus’, Summer’s and Bio-logic’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement and approving the merger; and

•	no governmental authority of competent jurisdiction may have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of our shares of common stock by Natus or Summer or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the merger.

Bio-logic.    Our obligation to consummate the merger is further subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Natus set forth in the merger agreement (except certain representations and warranties relating to the authority of Natus and Summer to enter into and execute the merger agreement and consummate the merger) must be true and correct as of the date of the merger agreement and as of the date of consummation of the merger, except, with respect to those representations and warranties that are not qualified with respect to material adverse effect, where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Natus, and at the closing we must have received a certificate to such effect executed by an executive officer of Natus;

•	the representations and warranties relating to the authority of Natus and Summer to enter into and execute the merger agreement and consummate the merger must be true and correct both when made and at and as of the closing, as if made at and as of such time (without regard to whether the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Natus); and

•	Natus must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger (to the extent performance is required on or before closing).

Natus and Summer.    The respective obligations of Natus and Summer to consummate the merger are further subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties contained in the merger agreement (except certain representations and warranties relating to our capitalization and our authority to enter into and execute the merger agreement and consummate the merger) must be true and correct as of the date of the merger agreement and as of the date of consummation of the merger, except, with respect to those representations and warranties that are not qualified with respect to material adverse effect, where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•

our representations and warranties relating to our capitalization generally and our authority to enter into and execute the merger agreement and consummate the merger must be true and correct (with respect to our representations and warranties relating to our capitalization, other than a de minimus discrepancy in the number of shares equal to or less than 0.3% of our outstanding common stock), without regard to whether the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us, both when made and at and as of the closing, as if made at and as of such time;

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing of the merger (to the extent performance is required on or before closing);

•	no litigation or proceeding may be threatened in writing or pending for the purpose or with the probable effect of making illegal or enjoining the consummation of the merger or other transactions contemplated by the merger agreement, or seeking any action or result relating to any enactment, issuance, promulgation or enforcement of any law by a governmental authority having the effect of making the acquisition of our shares of common stock by Natus or Summer illegal or otherwise restricting, preventing or prohibiting the consummation of the merger;

•	we and our subsidiaries must have cash and cash equivalents in an aggregate amount in excess of $10.5 million; and

•	we must have received written resignations from all of our incumbent members of the board, such resignations to take effect upon the consummation of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization, qualification and similar matters with respect to each of us, Natus and Summer;

•	our subsidiaries;

•	our organizational documents;

•	our capital structure;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities and third parties relating to the merger agreement and related matters with respect to each of us, Natus and Summer;

•	absence of conflict with organizational documents, laws, orders and material contracts with respect to the merger agreement and the merger;

•	documents we have filed with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents, compliance with the Sarbanes-Oxley Act and certification required thereby of such documents, the maintenance of sufficient disclosure controls and procedures and internal accounting controls, and the absence of undisclosed liabilities and off-balance sheet arrangements by us;

•	absence of a material adverse effect on us, changes in our customers, suppliers, inventories, products and services, the conduct of our business and the business of our subsidiaries outside of the ordinary course of business and the taking of action by us or our subsidiaries of any actions that would constitute a breach of the covenants contained in the merger agreement;

•	our tax matters;

•	our intellectual property;

•	our compliance with applicable laws, licenses and permits for the conduct of our business;

•	any outstanding and pending litigation, suit, claim, proceeding or investigation against us, Natus or Summer or any action that seeks to prevent or materially delay the consummation of the merger;

•	the engagement of, and payment of fees to, brokers, finders or investment bankers in connection with the merger agreement and the merger;

•	certain business practices by us relating to the Foreign Corrupt Practices Act;

•	matters relating to our employee benefits plans;

•	matters relating to government regulation affecting us, including matters related to healthcare laws and the United States Food and Drug Administration;

•	title to our material real properties and assets and rights to leasehold interests;

•	our environmental matters relating to us;

•	absence of the adoption by us of any stockholder’s rights plan or comparable arrangement;

•	our labor and employment matters;

•	our material contracts;

•	accuracy of this proxy statement on our part and the accuracy of information supplied by Natus that is contained in this proxy statement on Natus’ part;

•	our insurance policies;

•	our board of directors’ approval of the transaction;

•	absence of any material complaint, allegation, assertion or claim regarding our accounting or auditing practices, procedures, methodologies or methods;

•	accuracy of information that we provided to Natus relating to our customer and supplier lists, inventory and products and services; and

•	matters relating to the financing of the merger by Natus.

The representations and warranties of the parties are made to, and solely for the benefit of, each other. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the signing of the merger agreement. While we do not believe that the information disclosed in these disclosure schedules that has not been publicly disclosed is required to be disclosed under applicable securities laws, these schedules do contain information that modifies or qualifies the parties’ representations and warranties. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement, are modified in important part by the underlying disclosure schedules and may be subject to a standard of materiality that differs from that under the federal securities laws. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, we have agreed that, except as permitted or contemplated by the merger agreement or as consented to by Natus in writing, during the period from the date of the merger agreement to the completion of the merger, our businesses and the business of our subsidiaries will be conducted only in, and we and our subsidiaries will not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice or as expressly contemplated by the merger agreement, and we will use our reasonable best efforts to preserve substantially intact our and our subsidiaries’ business organization, to keep available the services of our current officers, employees and consultants and to preserve our current relationships with material customers, material suppliers and other persons with which we or any of our subsidiaries has significant business relations.

We have also agreed that, among other things and except as expressly contemplated by the merger agreement, neither we nor any of our subsidiaries will, between the date of the merger agreement and the consummation of the merger, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Natus:

•	amend or otherwise change our certificate of incorporation or by-laws;

•	issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (1) any shares of any class of our capital stock or class of capital stock of any subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), in us or any subsidiary (except for the issuance of a maximum of 1,307,314 shares issuable pursuant to employee stock options outstanding on the date of the merger agreement) or (2) any assets of us or any subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution with respect to any of our capital stock, except for dividends by any direct or indirect wholly owned subsidiary to us or any other subsidiary;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of our capital stock;

•	(1) acquire any corporation, partnership, other business organization or any division thereof or any amount of assets other than the acquisition of supplies or inventory in the ordinary course of business and consistent with past practice; (2) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of our assets, except in each case in the ordinary course of business and consistent with past practice; (3) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for us and our subsidiaries taken as a whole; or (4) enter into or amend certain contracts, agreements, commitments or arrangements set forth in the merger agreement;

•	except as provided for in the merger agreement, (1) increase the compensation payable or the benefits provided to our directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees who are not directors or officers; (2) enter into any severance or termination agreements with any director, officer or other employee of ours or any of our subsidiaries; or (3) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other similar plan or arrangement for the benefit of any director, officer or employee;

•	except as required by GAAP or the SEC, make any material change in accounting methods, principles or practices;

•	make, revoke or change any tax election, change any annual accounting tax period, adopt or change any tax accounting method, file any material federal income tax return or material amendment to any federal income tax without the review by Natus, settle any tax claim or assessment relating to us or any of our subsidiaries, or surrender any right to claim or assessment of taxes, or take any other similar action relating to the filing of any tax return or the payment of any tax, if such action would have the effect of increasing the tax liability of us or any of our subsidiaries;

•	pay, discharge or satisfy any claim, liability or obligation, other than (1) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in our balance sheet or subsequently incurred in the ordinary course of business; or (2) the payment, discharge or satisfaction of claims, liabilities or obligations not in excess of $25,000 individually or $50,000 in the aggregate;

•	amend, modify or consent to the termination of any material contract or any material rights of ours or any of our subsidiaries thereunder, in a manner adverse in any material respect to us or any subsidiary, other than in the ordinary course of business and consistent with past practice;

•	commence or settle any action, other than the settlement of actions for an aggregate amount not in excess of $50,000;

•	engage in any line of business not consistent with any of our current lines of business or abandon any existing line of business;

•	(1) permit any material intellectual property owned by us to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to maintain and protect our interest in any material intellectual property; (2) sell, assign or grant any security interest in or to any material intellectual property, other than sales of non-exclusive licenses therein in the ordinary course of business; (3) grant to any third party any license with respect to any material intellectual property, other than in the ordinary course of business; or (4) disclose, or authorize to be disclosed, any confidential intellectual property, unless such intellectual property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

•	fail to file with the SEC in a timely manner as required under the Exchange Act and the rules and regulations promulgated thereunder annual reports on Form 10-K, quarterly reports on Form 10-Q or certain current reports on Form 8-K required to be filed; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Pursuant to the disclosure schedules delivered by us in connection with the merger agreement, we may, however:

•	enter into one multi-year agreement with an original equipment manufacturer;

•	make a cash payment in December 2005 to each of Gabriel Raviv and Roderick G. Johnson equal to 10/12 of his target bonus for fiscal year 2006;

•	make a cash payment in December 2005 to each of Gabriel Raviv and Roderick G. Johnson representing compensation for 18 days of vacation (which includes accrued vacation plus vacation that would accrue for the remainder of calendar 2005 and the first four days of calendar 2006);

•	amend, restate, supplement or take similar action regarding a certain existing real estate purchase agreement relating to the sale of some undeveloped land located at our Mundelein, Illinois headquarters;

•	take such actions as we deem necessary or appropriate to bring our plans, agreements, contracts and/or arrangements into compliance with Section 409A of the Internal Revenue Code, in order to avoid adverse tax consequences under Section 409A; and

•	renew our medical insurance plans scheduled to terminate by their terms before the closing to provide continuous, uninterrupted medical coverage with similar coverage and similar terms post-merger for our employees.

Severance Payments and Retention Bonuses

Pursuant to the merger agreement, we have agreed with Natus to provide severance payments to certain of our employees (other than our executive officers) in the event that they are terminated by us (or any successor to, or affiliate of, us) other than for “cause.” In addition, pursuant to the merger agreement, we have agreed to provide cash payments to certain of our employees (other than our executive officers) immediately prior to the consummation of the merger in an aggregate amount of approximately $550,000.

Material Adverse Effect

Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on us. Furthermore, (1) it is a condition to Natus’ obligation to consummate the merger that no material adverse effect on us has occurred between the signing of the merger agreement and the consummation of the merger and (2) it is a condition to each of Natus’ and our obligation to consummate the merger that the representations and warranties of the other party (A) that are qualified as to material adverse effect must be true and correct and (B) that are not so qualified as to material adverse effect must be true and correct, in each case both when made and at and as of the closing, as if made at and as of such time (except to the extent expressly made as of a particular date, in which case as of such date), except to the extent such that the failure of such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party.

The merger agreement provides that a “material adverse effect” means, when used in connection with Natus, on the one hand, or us or any of our subsidiaries, on the other, any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date hereof, is or is reasonably likely to (1) be materially adverse to the business, financial condition, assets, liabilities or results of operations of such company and its subsidiaries, taken as a whole or (2) materially adversely affect such company’s ability to consummate the transactions contemplated by the merger. However, none of the following will be deemed to constitute a material adverse effect:

•	any effect that results from changes affecting any of the industries or countries in which such company operates generally or the economy or financial markets generally (provided that such effect does not affect such company in a materially disproportionate manner as compared to other similarly-situated participants in the industry in which such company operates);

•	any effect resulting from weather or any natural disaster;

•	any effect resulting from the announcement, pendency or consummation of the transactions contemplated by the merger agreement or resulting from the taking of any action required or expressly permitted by the merger agreement; or

•	any effect from any change resulting from any change in laws affecting us (provided that such effect does not affect such company in a materially disproportionate manner as compared to other similarly-situated participants in the industry in which such company operates).

No Solicitation; Change in Board Recommendation

Under the merger agreement we have agreed that, subject to the exceptions discussed below, (1) we, our officers and directors and the officers and directors of our subsidiaries, and any investment banker, attorney or accountant retained by us or any of our subsidiaries will not, directly or indirectly, and (2) we will not authorize or knowingly permit any of our other agents, employees, advisors and representatives to, directly or indirectly:

•	solicit, initiate, or knowingly encourage (including by way of furnishing nonpublic information) any inquiry with respect to, or the making of, any proposal of offer (including, without limitation, any proposal or offer to our stockholders) that constitutes, or may reasonably be expected to lead to, any competing transaction;

•	enter into or maintain or continue discussions or negotiations with any person or entity intended to facilitate any such inquiries or to obtain a proposal or offer for a competing transaction;

•	agree to, approve, endorse or recommend any competing transaction; or

•	enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any competing transaction.

We are required to notify Natus as promptly as reasonably practicable (and in any event within one business day after we attain knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a competing transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). As of the date of the merger agreement, we agreed and we agreed to direct or cause our directors, officers, employees, representatives and agents, and those of our subsidiaries, to, immediately cease any discussions or negotiations with any parties that may have previously been conducted theretofore with respect to a competing transaction.

The merger agreement provides that our board of directors may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a competing transaction, if the board has:

•	determined, in its good faith judgment (after having consulted with its financial advisor), that such proposal or offer is, or could reasonably be expected to result in, a superior proposal;

•	determined, in its good faith judgment after consultation with outside legal counsel (which may be our regularly engaged outside legal counsel), that, in light of such proposal or offer, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to us and our stockholders under applicable law;

•	provided written notice to Natus of its intent to furnish information or enter into discussions with such person at least two business days prior to taking any such action; and

•	obtained from such person an executed confidentiality agreement on terms no less favorable to us than those contained in the confidentiality agreement with Natus (provided that such confidentiality agreement and any related agreements may not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting us from satisfying our obligations under the merger agreement).

The merger agreement provides that the term “competing transaction” means any of the following:

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us or any of our subsidiaries;

•	any sale, lease, exchange, transfer or other disposition of all or a substantial part of our assets or of any of assets of our subsidiaries, other than in the ordinary course of business;

•	any sale, exchange, transfer or other disposition of 16% or more of any class of equity securities of us or of any of our subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 16% or more of any class of equity securities of us or of any of our subsidiaries;

•	any solicitation in opposition to the adoption of the merger agreement by our stockholders; or

•	any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the merger.

If our board of directors determines, in its good faith judgment prior to the time of the special meeting of our stockholders and after consultation with outside legal counsel (which may be our regularly engaged outside legal counsel), that it is required to make a change in its recommendation of the merger to comply with its fiduciary obligations to us and to our stockholders under applicable law, our board of directors may make a change in its recommendation of the merger; provided, however, that our board of directors may make a change in its recommendation of the merger as a result of a superior proposal only:

•	after providing written notice to Natus advising Natus that our board of directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal and indicating that our board of directors intends to effect a change in its recommendation and the manner in which it intends (or may intend) to do so, and

•	if Natus does not, within four business days of its receipt of the notice, make an offer that our board determines, in its good faith judgment (after having consulted with its financial advisor) to be at least as favorable to our stockholders as such superior proposal.

The merger agreement provides that the term “superior proposal” means an unsolicited written bona fide offer made by a third party that is not subject to a financing condition to consummate any competing transaction on terms that our board determines, in its good faith judgment (after having consulted with its financial advisor), to be more favorable to our stockholders than the merger; provided that, for purposes of such definition, the percentages referred to with respect to (1) any sale, exchange, transfer or other disposition of our equity securities or of any of our subsidiaries; and (2) any tender offer or exchange offer of ours or of any of our subsidiaries in the definition of “competing transaction” will be 50% instead of 16%.

Termination

Natus and Bio-logic can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of us and Natus, if the board of directors of each so determines; or

•	by written notice of either Natus or us (as authorized by the board of directors of Natus or our board of directors, as applicable) if:

•	the merger has not been consummated by March 31, 2006 (provided that this right to terminate the merger agreement will not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated by that date);

•	if a governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger or the other transactions contemplated by the merger agreement, which order, decree, ruling or other action is final and nonappealable (provided that this right to terminate the merger agreement will not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, such action); or

•	if our stockholder approval is not obtained at the special meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken (provided that this right to terminate the merger agreement will not be available to us if our failure to obtain stockholder approval is caused by failure to comply with the merger agreement or any of the voting agreements by our stockholders).

•	by us (as authorized by our board of directors) upon a breach of any representation, warranty, covenant or agreement on the part of Natus set forth in the merger agreement, or if any representation or warranty of Natus shall have become untrue, in either case such that the closing conditions relating to our representations and warranties would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after Natus has received written notice thereof;

•	by Natus (as authorized by its board of directors) upon a breach of any representation, warranty, covenant or agreement on our part set forth in the merger agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the closing conditions relating to Natus’ representations and warranties would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after we have received written notice thereof;

•	by Natus (as authorized by its board of directors), at any time prior to our stockholder approval of the merger, if our board of directors or any committee thereof, for any reason, has (1) failed to call or hold the special meeting of stockholders in accordance with the merger agreement, (2) failed to include in this proxy statement the unanimous recommendation of our board of directors that our stockholders approve the merger agreement and the merger, (3) withdrawn or modified its approval or recommendation of the merger agreement and the merger, (4) approved or recommended any competing transaction, (5) failed to reconfirm the unanimous recommendation of the board that our stockholders approve the merger agreement and the merger within 10 business days of receipt of a written request from Natus to do so after the public disclosure of a competing transaction or (6) failed, within 10 business days after any tender or exchange offer relating to our common stock commenced by any third person was first published, sent or given, to have sent to our stockholders pursuant to Rule 14e-2 under the Exchange Act a statement disclosing that our board of directors recommends rejection of such tender offer or exchange offer; or

•	by us (as authorized by our board of directors), in order to enter a definitive acquisition agreement providing for a superior proposal immediately after the termination of the merger agreement, if the board (or any special committee thereof) in response to such superior proposal that did not follow a breach of Section 6.04 of the merger agreement has effected a change in the board recommendation of the merger, provided that simultaneously with such termination we pay the termination fee in accordance with the terms of the merger agreement.

Termination Fees

The merger agreement requires that in certain circumstances a $2.0 million termination fee must be paid by us to Natus if the merger agreement is terminated:

•	by us or Natus due to our failure to obtain stockholder approval for the merger;

•	by Natus due to a willful or intentional breach by us of any of our representations, warranties, covenants or agreements as set forth more fully in the merger agreement;

•	by Natus if we or our board (or any committee of our board) (1) fails to call or hold the special meeting of stockholders, (2) fails to include in this proxy statement our unanimous recommendation that our stockholders approve the merger agreement and the merger, (3) withdraws or modifies our approval or recommendation of the merger agreement and the merger, (4) approves or recommends a competing transaction, (5) fails to reconfirm our recommendation that our stockholders approve the merger agreement and the merger within 10 business days of receipt of a written request from Natus to do so after public disclosure of a competing transaction, (6) fails within 10 business days of any tender or exchange offer relating to our common stock to have sent to our stockholders a statement disclosing that it recommends rejection of such tender offer or exchange offer; and

•	by us, in the event that the merger agreement is terminated by us relating to our entering into a definitive acquisition agreement providing for a superior proposal, in which case, we must, in order to effect such termination, pay Natus the termination fee concurrently with the termination of the merger agreement.

In addition, the merger agreement requires that in certain circumstances a $2.0 million termination fee must be paid by Natus to us if the merger agreement is terminated:

•	by us or Natus if (1) the merger is not consummated by March 31, 2006, or (2) a governmental authority issues an order, decree or ruling or takes any other action (including the failure to take an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, if the order, decree, ruling or other action is final and nonappealable (but in each such case, only if (A) our stockholder approval for the merger has been obtained and (B) the condition to closing requiring us and our subsidiaries to have cash and cash equivalents in an aggregate amount in excess of $10.5 million has been satisfied as of the date of such termination); or

•	by us due to a willful or intentional breach of any representation, warranty or covenant by Natus as set forth more fully in the merger agreement.

When a termination fee must be paid by us or Natus, the applicable party is generally required to pay the termination fee to the other party promptly, and in no event more than two business days after the date of such termination. If, however, the merger agreement is terminated (1) because stockholder approval of the merger is not obtained, (2) by Natus due to a willful or intentional breach of any of our representations, warranties, covenants or agreements as set forth more fully in the merger agreement, (3) by Natus, if we or our board (or any committee of our board) fails to reconfirm our recommendation that our stockholders approve the merger agreement and the merger within 10 business days of receipt of a written request from Natus to do so after public disclosure of a competing transaction or (4) by Natus, if we or our board (or any committee of our board) fails, within 10 business days after any tender or exchange relating to our common stock commenced by any third person is first published, to send to our security holders a statement disclosing that our board recommends rejection of such tender offer or exchange offer, then we must pay the termination fee to Natus only if, prior to such termination, (A) any person has proposed to us or our stockholders, or publicly announced, a competing transaction, and (B) within nine months following termination of the merger agreement, (i) any competing transaction with respect to us is consummated, or (ii) we enter into a contract providing for any competing transaction, and in such case, we must pay the termination fee concurrently with the earlier of the consummation of the competing transaction or the execution of the contract, as applicable.

Reasonable Best Efforts

Except as otherwise limited by the terms of the merger agreement, Bio-logic and Natus have each agreed to take actions necessary, proper or advisable to complete the merger, including:

•	using its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the merger;

•	using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with us and our subsidiaries as are necessary for the consummation of the merger; provided that neither Natus nor Summer will be required to take any action, including entering into any consent decree, holding separate orders or other arrangements, that (1) requires the divestiture of any assets of any of the parties to the agreement or any of their respective subsidiaries or (2) limits Natus’ freedom of action with respect to, or its ability to retain, the assets, or any portion of the assets, or the business of ours, our subsidiaries, Natus or Natus’ affiliates;

•	using its reasonable best efforts after the consummation of the merger to take all further action necessary or desirable to carry out the purposes of the merger agreement; and

•	using its reasonable best efforts to (1) vigorously contest and resist (including defense through litigation on the merits) any action, including administrative or judicial action, challenging the merger agreement, the merger or any of the transactions contemplated thereby, or otherwise seeking to make illegal or to restrict, prevent, prohibit or delay the consummation of the merger or any of the other transactions contemplated thereby and (2) have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the merger or any of the other transactions contemplated thereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Expenses

The merger agreement provides that regardless of whether the merger is consummated, all expenses incurred by the parties will be borne by the party incurring such expenses; provided, however, that Natus will pay any necessary filing fees and expenses (other than legal and accounting expenses) for any reports and forms to be submitted to any governmental authority under any merger control laws or regulations and we will pay the filing, printing and mailing fees and expenses payable on account of the proxy statement.

Amendment, Extension and Waiver

Subject to applicable law, the merger agreement may be amended by an instrument in writing signed by the parties thereto authorized by action taken by or on behalf of their respective boards of directors at any time prior to the consummation of the merger; provided, however, that, after the adoption of the merger agreement and the merger by our stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each share of common stock will be converted upon consummation of the merger.

Bio-logic Certificate of Incorporation

As of the consummation of the merger, our certificate of incorporation will be amended and restated in its entirety to be substantially similar to the certificate of incorporation of Summer.

Bio-logic By-Laws

As of the consummation of the merger, the by-laws of Summer will become the by-laws of the surviving corporation.

THE VOTING AGREEMENTS

The following summarizes the material terms of certain voting agreements entered into between us and our directors and executive officers and certain related parties. This summary is qualified in its entirety by reference to the form of voting agreement, which is incorporated by reference as Appendix D to this proxy statement. We urge you to read the form of voting agreement carefully and in its entirety.

On October 16, 2005, Dr. Gabriel Raviv and Roderick G. Johnson, and their respective spouses, a family limited partnership for which Gabriel Raviv serves as managing partner and his spouse serves as general partner, and all of our directors entered into voting agreements with Natus in which they have agreed to vote the shares of our common stock over which they have voting power in favor of the merger agreement. The aggregate outstanding shares over which these stockholders have voting power represent approximately 17% of our common stock outstanding as of the record date. Pursuant to, and subject to the terms of, the voting agreement, these Bio-logic stockholders have agreed to vote the shares of our common stock for which they have voting power:

•	in favor of the approval of the merger agreement and any matter that could reasonably be expected to facilitate the merger;

•	against any of the following (other than the merger): (1) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us or any of our subsidiaries, (2) any sale, lease, exchange, transfer or other disposition of all or a substantial part of our assets or any of our subsidiaries’ assets, other than in the ordinary course of business, (3) any sale, exchange, transfer, or other disposition of 16% or more of any class of our equity securities or any class of our subsidiaries’ equity securities, (4) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 16% or more of any class of our equity securities or of any of our subsidiaries’ equity securities, (5) any solicitation in opposition to the adoption of the merger agreement by our stockholders, or (6) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger; and

•	against any other matter that might reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement.

These Bio-logic stockholders have granted to Natus their irrevocable proxies for the above actions. These stockholders have agreed not to transfer, grant an option with respect to, exchange, pledge or otherwise dispose of or encumber their shares other than to certain permitted transferees, provided that certain of these stockholders may sell a limited number of shares acquired upon the exercise of their stock options. These stockholders also agreed not to, directly or indirectly, grant any proxies or power of attorney with respect to any of their shares, deposit any of their shares in a voting trust, enter into a voting agreement other than their voting agreement with Natus, enter into any similar arrangement or commitment with respect to any of their shares, or take any action that would be a breach of any representation or warranty in the voting agreement.

Upon the consummation of the merger or the termination of the merger agreement, the voting agreements will terminate.

RECENT MARKET PRICES OF, AND DIVIDENDS ON, BIO-LOGIC COMMON STOCK

Our shares are traded on the NASDAQ National Market under the trading symbol “BLSC.” The following table sets forth the high and low prices for the common stock as reported on the NASDAQ National Market for the indicated periods (all such prices have been adjusted to reflect the 3-for-2 stock split of our common stock effected as a 50 percent stock dividend on February 11, 2005 to stockholders of record as of January 26, 2005).

	High	Low
Fiscal Year Ending February 28, 2006

First Quarter	$7.00	$5.21
Second Quarter	6.38	5.70
Third Quarter (through November 14, 2005)	8.73	5.52

Fiscal Year Ended February 28, 2005

First Quarter	$4.27	$3.60
Second Quarter	4.60	3.71
Third Quarter	5.82	3.84
Fourth Quarter	8.49	5.41

Fiscal Year Ended February 29, 2004

First Quarter	$3.50	$2.86
Second Quarter	3.55	2.99
Third Quarter	4.21	3.09
Fourth Quarter	4.42	3.61

The closing price per share on the NASDAQ National Market of our common stock on October 14, 2005, which was the last full trading day immediately preceding the public announcement of the proposed merger, was $5.87 per share. On November 14, 2005, which is the latest practicable date prior to the date of this proxy statement, the closing price for our common stock on the NASDAQ National Market was $8.64 per share.

As of November 14, 2005, there were 6,733,245 shares of our common stock outstanding held by approximately 190 holders of record, with over 2,000 underlying beneficial owners. We have not paid cash dividends on our common stock and have no present plans to do so.

If the merger is consummated, our common stock will be delisted from the NASDAQ National Market, there will be no further public market for shares of our common stock and each share of our common stock will be cancelled and converted into the right to receive $8.77 in cash, without interest, except as discussed in “Appraisal Rights.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 14, 2005 for the following: (1) each person or entity known by us to own beneficially more than 5% of the outstanding shares of common stock; (2) each of our directors; (3) each of our executive officers; and (4) all directors and executive officers as a group. Unless otherwise indicated, the address for each person identified in the table is c/o Bio-logic Systems Corp., One Bio-logic Plaza, Mundelein, Illinois 60060. Except as otherwise indicated and subject to community property laws, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock that the person can vote or transfer, as well as shares subject to options held by that person that are currently exercisable or exercisable within 60 days of November 14, 2005.

Name of Beneficial Holder or Identity of Group	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Gabriel Raviv, Ph.D. and Dorit Raviv, as a group	1,108,574	(2)	16.3%
Bernard Levine, M.D. c/o New York Medical Center Department of Medicine 550 First Avenue New York, NY 10016	577,715	(3)	8.6%
Roderick G. Johnson	309,375	(4)	4.4%
Albert Milstein	83,687	(5)(6)	1.2%
Craig W. Moore	60,250	(6)(7)	*
Lawrence D. Damron	19,937	(6)(8)	*
All directors and executive officers as a group (5 persons)	1,581,824	(9)	22.1%

*	Less than 1%
(1)	Determined on the basis of 6,733,245 outstanding shares of common stock (including outstanding shares of restricted stock), except that shares underlying stock options that are currently exercisable or exercisable within 60 days of November 14, 2005 are deemed to be outstanding only for purposes of determining the percentage owned by holders of such options.
(2)	Includes (i) 379,554 shares (including 22,500 shares of restricted stock) owned directly by Dr. Raviv, (ii) 315,187 shares owned directly by Dr. Raviv’s spouse, Dorit Raviv, (iii) 295,708 shares held by the Raviv Family Limited Partnership, of which Dr. Raviv is the managing general partner, and Ms. Raviv is a general partner, and of which their three children are the sole limited partners, (iv) 73,125 shares underlying options held by Dr. Raviv that are currently exercisable or exercisable within 60 days of November 14, 2005, and (v) 45,000 shares beneficially owned by Dr. Raviv as Trustee for the Gil Raviv Family Trust. Dr. Raviv and Ms. Raviv have shared voting and dispositive control over shares held by the Raviv Family Limited Partnership by virtue of their status as managing general partner and general partner, respectively.
(3)	Based on a Schedule 13D filed with the Commission by Dr. Levine.
(4)	Includes (i) 15,000 shares of restricted stock owned directly by Mr. Johnson, (ii) 12,375 shares owned directly by Mr. Johnson’s spouse, Pamela S. Johnson, and (iv) 282,000 shares underlying options held by Mr. Johnson that are currently exercisable or exercisable within 60 days of November 14, 2005.
(5)	Includes 26,812 shares underlying options that are currently exercisable or exercisable within 60 days of November 14, 2005.
(6)	Includes 2,500 shares of restricted stock.
(7)	Includes 35,250 shares underlying options that are currently exercisable or exercisable within 60 days of November 14, 2005.
(8)	Represents 17,437 shares underlying options that are currently exercisable or exercisable within 60 days of November 14, 2005.
(9)	Includes 45,000 shares of restricted stock and 434,624 shares underlying options that are currently exercisable or exercisable within 60 days of November 14, 2005.

OTHER MATTERS

You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 14, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

Our 2006 annual meeting of stockholders will only be held if the merger is not completed. As set forth in the proxy statement for the 2005 annual meeting of stockholders filed on June 21, 2005, all proposals of stockholders intended to be presented at our 2006 annual meeting of stockholders must be received at our executive office no later than February 21, 2006 for inclusion in the proxy statement and form of proxy related to that meeting. If we do not receive notice of a stockholder proposal to be presented at the next annual meeting (but not included in our proxy materials) by May 7, 2006, any proxies returned to us can confer discretionary authority to vote on such matters as the proxy holder sees fit.

Our board of directors does not intend to bring before the special meeting of stockholders any matters other than those set forth in this proxy statement, and has no present knowledge that any other matters will or may be brought before the special meeting of stockholders by others. If, however, any other matters properly come before the special meeting of stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

Bio-logic and Natus each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Bio-logic or Natus files at the SEC’s public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. Bio-logic and Natus filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

By Order of the Board of Directors

Gabriel Raviv, Ph.D.

Chairman of the Board and Chief Executive Officer

November 14, 2005

Appendix A

AGREEMENT AND PLAN OF MERGER

among

NATUS MEDICAL INCORPORATED,

SUMMER ACQUISITION CORPORATION

and

BIO-LOGIC SYSTEMS CORP.

Dated as of October 16, 2005

i

ii

AGREEMENT AND PLAN OF MERGER, dated as of October 16, 2005 (this “Agreement”), among Natus Medical Incorporated, a Delaware corporation (“Parent”), Summer Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Bio-logic Systems Corp., a Delaware corporation (the “Company”).

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

B. The Boards of Directors of both of Parent and Merger Sub and the Board of Directors of the Company (the “Board”) have determined that the Merger is in the best interests of their respective companies and stockholders and have approved and declared advisable this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined, subject to the terms and conditions of this Agreement, to recommend to the Company stockholders the approval of this Agreement and the Merger.

C. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s willingness to enter into this Agreement, each stockholder of the Company listed on Exhibit A-1 is executing and delivering to Parent a Voting Agreement substantially in the form attached hereto as Exhibit A-2 (each, a “Voting Agreement”) under which such stockholder agrees to vote all shares of the Company’s capital stock beneficially owned by it, and over which such stockholder has voting power, in favor of this Agreement and the transactions contemplated hereby and to give Parent a proxy to do the same.

D. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions.

(a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“Company IT Systems” means all IT Systems used in the business of the Company or any Subsidiary.

“Competing Transaction” means any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or of any of the Subsidiaries, other than in the ordinary course of business; (iii) any sale, exchange, transfer or other disposition of 16% or more of any class of equity securities of the Company or of any of the Subsidiaries; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 16% or more of any class of equity securities of the Company or of any of the Subsidiaries; (v) any solicitation in opposition to the adoption of this Agreement by the Company’s stockholders; or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

“control” (including the terms “controlled by” and “under “common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Environmental Laws” means any United States federal, state, local or non United States laws, statutes, ordinances, regulations, rules, codes, orders, other requirements of law and common law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) exposure or alleged exposure to Hazardous Substances; (iii) the manufacture, handling, transport, recycling, reclamation, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iv) pollution, natural resource damages or protection of the environment, health or safety.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos, mold and radon; and (v) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Healthcare Law” means the following laws or regulations relating to the regulation of the healthcare industry (as such laws are currently enforced or as interpreted at the Effective Time by existing, publicly available judicial and administrative decisions and regulations): (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act (the “SSA”); (ii) the licensure, certification or registration requirements of healthcare facilities, services or equipment; (iii) any state certificate of need or similar law governing the establishment of healthcare facilities or services or the making of healthcare capital expenditures; (iv) any state law relating to fee-splitting or the corporate practice of medicine; (v) any state physician self-referral prohibition or state anti-kickback law; (vi) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state healthcare program; and (vii) any federal or state law relating to the interference with or obstruction of any investigation into any criminal offense.

“Intellectual Property” means, collectively, all of the following worldwide legal rights, whether or not filed, perfected, registered or recorded, that may exist under the laws of any jurisdiction to and under all: (i) patents, patent applications, statutory invention registrations, patent rights, including all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof, whether now existing or hereafter filed, issues or acquired, and all inventions, whether or not patentable (ii) trademarks, service marks, domain names, (including, but not limited to Internet domain names, Internet and World Wide Web URLs, and domain name registrations and pending applications therefore) trade dress, logos, trade names, corporate names, and other identifiers of source or goodwill, including registrations and applications for registration thereof, (iii) rights associated with works of authorship (including audiovisual works) including mask works and copyrights, including copyrights in Software, and registrations and applications for registration thereof, and (iv) rights relating to the protection of trade secrets, know-how, invention rights, and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“IT Systems” means computer systems, programs, networks, hardware, Software, databases, operating systems, Internet websites, website content and links and equipment used to process, store, maintain and operate data, information and functions.

“knowledge of the Company” means the actual knowledge of any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company. An executive officer of the Company shall be deemed to have knowledge of such matters in this Agreement which refer to the “knowledge of the Company” if such knowledge could have been obtained through such executive officer’s inquiring of those employees of the Company who report directly to such executive as to such matter.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company or any Subsidiary pursuant to the Licenses.

“Licenses” means (i) licenses of Intellectual Property or IT Systems by the Company or any Subsidiary to any third party, (ii) licenses of Intellectual Property or IT Systems by any third party to the Company or any Subsidiary, (iii) agreements between the Company or any Subsidiary and any third party relating to the development or use of Intellectual Property or IT Systems, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property or any other Intellectual Property used in, intended to be used in, or held for use in connection with the business of the Company or any Subsidiary.

“Material Adverse Effect” means, when used in connection with Parent, on the one hand, or Company or any Subsidiary, on the other, any event, circumstance, change or effect (any such item, an “Effect”) that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date hereof, is or is reasonably likely to be materially adverse to (i) the business, financial condition, assets, liabilities or results of operations of such entity and its subsidiaries taken as a whole or (ii) the ability of such entity to consummate the Merger; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect on such entity: (A) any Effect that results from changes affecting any of the industries or countries in which such entity operates generally or the economy or financial markets generally (provided that such Effect does not affect such entity in a materially disproportionate manner as compared to other similarly-situated participants in the industry in which such entity operates), (B) any Effect resulting from weather or any natural disaster, (C) any Effect resulting from the announcement, pendency or consummation of the transaction contemplated by this Agreement or resulting from the taking of any action required by this Agreement or (D) any Effect from any change resulting from any change in laws affecting such entity (provided that such Effect does not affect such entity in a materially disproportionate manner as compared to other similarly-situated participants in the industry in which such entity operates).

“NASDAQ” means the Nasdaq Stock Market, Inc.

“Owned Intellectual Property” means Intellectual Property owned by the Company or any Subsidiary.

“Per Share Amount” means $8.77.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries. (For the avoidance of doubt, for the definition of “Subsidiary” with a capitalized “S”, see Section 3.01.)

“Superior Proposal” means an unsolicited written bona fide offer made by a third party that is not subject to a financing condition to consummate any Competing Transaction on terms that the Board determines, in its good faith judgment (after having consulted with its financial advisor), to be more favorable to the Company’s stockholders than the Merger; provided that, for purposes of this definition, the percentage referred to in clauses (iii) and (iv) of the definition of “Competing Transaction” shall be 50%.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means any return, report, schedule, declaration, estimate or election (including attachments to any of the foregoing) filed or required to be filed with any Governmental Authority or taxing authority with respect to Taxes.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§3.09
Agreement	Preamble
Board	Recitals
Certificate of Merger	§2.02
Certificates	§ 2.09(b)
Change in the Company Recommendation	§ 6.04(c)
Code	§ 3.10(a)
Company	Preamble
Company 401(k) Plan	§6.12
Company Indemnification Provisions	§ 6.05(a)
Company Indemnified Persons	§ 6.05(a)
Company Stock Awards	§ 3.03(a)
Company Stock Option	§2.07
Company Stock Option Plans	§2.07
Company Stockholder Approval	§3.04
Confidentiality Agreement	§6.03
DGCL	Recitals
Disclosure Schedule	Article III

Defined Term	Location of Definition
Dissenting Shares	§2.08
Effective Time	§2.02
Environmental Permits	§3.16
ERISA	§ 3.10(a)
Exchange Act	§ 3.07(a)
FDA	§ 3.24(d)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
IRS	§ 3.10(a)
Indemnification Period	§ 6.05(b)
Law	§ 3.05(a)
Lease Documents	§ 3.13(b)
Liens	§ 3.13(a)
Material Contracts	§ 3.18(a)
Merger	Recitals
Merger Consideration	§ 2.06(a)
Merger Sub	Preamble
Notice of Superior Proposal	§ 6.04(c)
Option Payment	§2.07
Parent	Preamble
Paying Agent	§ 2.09(a)
Permits	§ 3.06(a)
Permitted Liens	§ 3.13(a)
Plans	§ 3.10(a)
Proxy Statement	§3.12
SEC	§ 3.07(a)
SEC Reports	§ 3.07(a)
Securities Act	§ 3.07(a)
Share	§ 2.06(a)
Stockholders’ Meeting	§6.01
Subsidiary	§ 3.01(a)
Surviving Corporation	Recitals
Voting Agreement	Recitals
2005 Balance Sheet	§ 3.07(c)

ARTICLE II

THE MERGER

SECTION 2.01 The Merger.

Upon the terms hereof and subject to the conditions set forth in Article VII, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company.

SECTION 2.02 Effective Time; Closing.

As promptly as practicable after the conditions to the Merger set forth in Article VII have been satisfied (and in no event later than the fifth day thereafter), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

SECTION 2.03 Effect of the Merger.

At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Certificate of Incorporation of Merger Sub shall be amended and restated in its entirety to be identical to the Certificate of Incorporation attached hereto as Schedule 2.04(a) until thereafter amended as provided by law and such Certificate of Incorporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

SECTION 2.05 Directors and Officers.

The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 2.06 Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of the Company’s common stock, par value $0.01 per share, (a “Share”), issued and outstanding immediately prior to the Effective Time (and including, without limitation, each share of “restricted stock” issued under the Company’s 2004 Stock Incentive Plan) (other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount (the “Merger Consideration”) payable in cash, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.09(d));

(b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 2.07 Employee Stock Options.

Effective as of the Effective Time, each option to purchase shares of Company common stock (each such option, a “Company Stock Option”) under the Company’s 1994 Stock Option Plan, as amended, or the Company’s 2004 Stock Incentive Plan (together, the “Company Stock Option Plans”), that is outstanding and unexercised as of such date shall terminate and be cancelled. In consideration for the cancellation thereof, each holder of a Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be entitled (subject to the provisions of this Section 2.07) to be paid by Parent, with respect to each share of Company common stock subject to the Company Stock Option, an amount in cash (subject to any applicable withholding taxes) equal to the excess, if any, of the Per Share Amount over the applicable per share exercise price of such Company Stock Option (the “Option Payment”). Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. The Company shall take all necessary action to approve the disposition of the Company Stock Options held by directors and “officers” (as defined in Rule 16a-1(f) under the Exchange Act for purposes of this Section) in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

SECTION 2.08 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration as provided in Section 2.06(a). Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.09(d)).

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.09 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a), and as promptly as practicable after the Effective Time, Parent shall deposit with the Paying Agent all the cash necessary to pay for the Shares of Company common stock converted into the right to receive Merger Consideration pursuant to 2.06(a) and the aggregate amount of the Options Payments payable to holders of Company Stock Options pursuant to Section 2.07. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

(b) (i) As promptly as practicable after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.09(d))) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.09(d)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, as promptly as practicable, the Merger Consideration for each Share formerly evidenced by such Certificate, and, upon payment of such Merger Consideration, such Certificate shall be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Merger Sub that such taxes either have been paid or are not applicable.

(ii) Upon the Effective Time, the Company shall deliver to the Paying Agent an electronic listing, suitable for the Paying Agent’s use, of each holder of Company Stock Options as of the Effective Time, provided that such listing shall be in form and content reasonably satisfactory to Parent. Parent shall instruct the Paying Agent to deliver the Option Payment due each such holder in accordance with Section 2.07 as promptly as practicable following the Effective Time.

(c) At any time following the sixth month after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares or Company Stock Options (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration or Option Payment that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation and the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

(d) In the event any Certificates shall have been lost, stolen or destroyed, Parent shall cause the Paying Agent to deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.06(a); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify Parent, the Surviving Corporation, the Paying Agent or any of their respective representatives or agents against any claim that may be made against such party with respect to the Certificates alleged to have been lost, stolen or destroyed; and provided, further, that Parent may, in its reasonable discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against such claim.

(e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the

Effective Time shall cease to have any rights with respect to such Shares except the right to receive the Merger Consideration and as otherwise provided herein or by applicable law.

SECTION 2.10 Withholding Rights.

Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares or Company Stock Options such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. To the extent that amounts are so withheld, (i) they shall be timely paid to all appropriate Governmental Authorities and (ii) such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, and except as disclosed in the disclosure schedule prepared by the Company and delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each subsidiary of the Company (each a “Subsidiary”) is a corporation duly organized, validly existing and in good standing (with respect to any Subsidiary organized under the laws of any foreign jurisdiction, to the extent applicable to such jurisdiction) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect on the Company. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect on the Company.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, and the names of the directors and officers of each Subsidiary, is set forth in Section 3.01(b) of the Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02 Certificate of Incorporation and By-laws.

The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 Shares. As of the date of this Agreement, (i) 6,733,245 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) zero Shares are held in the treasury of the Company, (iii) zero Shares are held by the Subsidiaries, and (iv) 1,303,814 Shares are reserved for future issuance pursuant to outstanding Company Stock Options and other purchase rights (the “Company Stock Awards”) granted pursuant to the Company Stock Option Plans. Except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.03 of the Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding on the date of this Agreement: (i) the name and address of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of shares of Company common stock subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; (vi) the date on which such Company Stock Award expires; (vii) the tax status (i.e., incentive stock options or non-qualified stock options) and (viii) whether the exercisability of or right to repurchase of such Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement. No options to purchase Company common stock from the Company are outstanding other than options granted pursuant to the Company Stock Option Plans. The Company has made available to Parent accurate and complete copies of all Company Stock Option Plans. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company common stock, all outstanding Company Stock Options and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(b) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04 Authority Relative to This Agreement.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the approval of this Agreement and the Merger by the holders of a majority of the then-outstanding Shares, (“Company Stockholder Approval”), and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board has unanimously approved this Agreement and the Merger and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger. To the knowledge of the Company, no other state takeover statute is applicable to the Merger.

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, and the consummation of the Merger by the Company will not, (i) conflict with or violate the Certificate of Incorporation, By-laws or any resolution, currently in effect, adopted by the Board or the stockholders of the Company or any equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any United States or non-United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any Material Contract (as defined in Section 3.18).

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing with, and clearance by, the SEC of the Proxy Statement (as defined in Section 3.12) and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under those merger control laws or regulations of any jurisdictions set forth on Section 3.05(b) of the Disclosure Schedule and (iv) such consents approvals, orders and authorizations as may be required by “blue sky” laws and the securities laws of any foreign country.

SECTION 3.06 Permits; Compliance.

(a) Section 3.06 of the Disclosure Schedule contains a complete and accurate list of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). Each of the Company and the Subsidiaries is in possession of all Permits. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is, in any material respect, in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, including, without limitation, with respect to design, labeling, testing and inspection of the Company’s or any Subsidiaries’ products, and any Law of the United States Food and Drug Administration, or (b) any Material Contract (as defined in Section 3.18) or Permit.

(b) (i) the Company has not received, at any time since January 1, 1999, any formal notice or other formal communication from any Governmental Authority or any other person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, and (ii) all applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Authority.

SECTION 3.07 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 29, 2004, including (i) its Annual Reports on Form 10-K for the fiscal years ended on the last day of February of each of the years 2004 and 2005, respectively (ii) its Quarterly Reports on Form 10-Q for the periods ended May 31, 2005 and August 31, 2005, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since February 29, 2004 and (iv) all other forms, reports and other registration statements required to be filed by the Company with the SEC since February 29, 2004 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except that the unaudited interim consolidated financial statements do not reflect normal year-end adjustments and other adjustments described therein and do not contain footnote disclosure of the type associated with audited financial statements).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries at August 31, 2005, including the notes thereto (the “2005 Balance Sheet”), neither the Company nor any Subsidiary has incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) any liabilities and obligations incurred in the ordinary course of business consistent with past practice since August 31, 2005 and (ii) any liabilities and obligations (A) for financial and legal advisors and other out of pocket costs incurred in connection with the transactions contemplated hereby or (B) otherwise incurred as required or expressly permitted by this Agreement.

(d) The Company has heretofore made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e) To the knowledge of the Company, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since February 29, 2004.

(f) The Company maintains disclosure controls and procedures required by Rule 13a-15; such controls and procedures are effective to provide reasonable assurance that all material information concerning the Company and the Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(g) The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent complete and correct copies of all written policies, manuals and other documents promulgating such internal accounting controls.

(h) Since February 28, 2003, neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company pursuant to Section 307 of the Sarbanes-Oxley Act of 2002, and the SEC’s rules and regulations promulgated thereunder. Since February 28, 2003, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, principal financial officer, the Board or any committee thereof.

(i) All accounts receivable of the Company and its Subsidiaries reflected on the 2005 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business, have been recorded in accordance with SEC regulations and GAAP applied on a consistent basis and, to the knowledge of the Company, are not subject to valid defenses, setoffs or counterclaims, except to the extent the subject of a reserve made in accordance with GAAP. The Company’s reserve for contractual allowances and doubtful accounts is, to the knowledge of the Company, adequate and has been calculated in a manner consistent with past practices. Since the date of the 2005 Balance Sheet, neither the Company nor any of the Subsidiaries has modified or changed in any material respect the practices or methods in accordance with which the Company or any of its Subsidiaries sell goods, fill orders or record sales.

(j) All accounts payable of the Company and the Subsidiaries reflected on the 2005 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2005 Balance Sheet, the Company and the Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 3.08 Absence of Certain Changes or Events.

Since February 28, 2005, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses in the ordinary course and in a manner substantially consistent with past practice, (b) there has not been any Material Adverse Effect on the Company, provided that the Company’s financial condition, results of operations and cash flows as set forth in the Company’s financial statements as of, and for the three months ended, May 31, 2005 or in the Company’s financial statements as of, and for the three and six months ended, August 31, 2005 shall not be regarded for this purpose as a Material Adverse Effect occurring subsequent to February 28, 2005, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach, in any material respect, of any of the covenants set forth in Section 5.01.

SECTION 3.09 Absence of Litigation.

There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the

Company or any Subsidiary, before any Governmental Authority, nor is there any Action that seeks to materially delay or prevent the consummation of the Merger (other than, in each case, any litigation, suit, claim action or proceeding originating after the date of this Agreement with the purpose of or with the probable effect of making illegal or enjoining the consummation of the Merger or other transactions contemplated by this Agreement or seeking any action or result as set forth in Section 7.01(a)(ii)). Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any Subsidiary, but excluding any Foreign Plans (as such term is defined in Section 3.10(i)) (collectively, the “Plans”). Each Plan is in writing, and the Company has furnished to Parent or its counsel a true and complete copy of each Plan and has delivered to Parent or its counsel a true and complete copy of, each of the following documents, to the extent applicable, in their currently effective form, relating to such Plan, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Internal Revenue Service (the “IRS”) Form 5500s, (iv) the most recently received determination letter from the IRS for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Except as described in Section 3.10(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. None of the Plans provides for the lending of money to any director or officer of the Company or any Subsidiary or otherwise violates, or could reasonably be expected to violate, Section 402 of the Sarbanes-Oxley Act of 2002. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code; the Company and the Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan; no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS which could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. None of the Plans is subject to Title IV of ERISA and neither the Company nor any Subsidiary has incurred, or could reasonably be expected to incur, any liability under, arising out of or by operation of Title IV of ERISA.

(f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(g) No benefit payable or that may become payable by the Company or any Subsidiary pursuant to any agreement or arrangement as a result of, in connection with or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code and the regulations issued thereunder. Neither the Company nor any Subsidiary is a party to any: (i) contract agreement or arrangement with any person (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) benefit plan or arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary has any obligation to pay any material amount or provide any material benefit to any former employee or officer.

(h) The Company has no benefit plan which constitutes, or has since the enactment of ERISA, constituted, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), or (iii) a “funded welfare plan” within the meaning of Code Section 419.

(i) Each benefit plan or arrangement that has been established or maintained by the Company or any Subsidiary, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States (each such benefit plan or arrangement, a “Foreign Plan”) is listed in Section 3.10(i) of the Disclosure Schedule. With respect to each Foreign Plan, (i) to the knowledge of the Company, such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable law and regulations, (ii) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants, and (iv) except as required by applicable law, no condition exists that would prevent the Company or any Subsidiary from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan (other than normal and reasonable expenses typically incurred in a termination event).

(j) The Company has delivered to Parent true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.

(k) Section 3.10(k) of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any Subsidiary is a party. Each such nonqualified deferred compensation plan to which the Company or any Subsidiary is a party has been operated in good faith in accordance with Section 409A of the Code and the guidelines released thereunder. The exercise price of all Company Stock Options is at least equal to the fair market value of the Company common stock on the date such Company Stock Options were granted and, as a result, no recipient of a Company Stock Option has incurred or will incur any liability under Section 409A of the Code upon the vesting of any such Company Stock Options.

SECTION 3.11 Labor and Employment Matters.

(a) (i) There are no claims, charges or litigation pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, and (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.

(b) The Company and the Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company and the Subsidiaries have withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now, to the knowledge of the Company, threatened or pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed, employs or has been alleged to employ any person that, if adversely determined, would individually or in the aggregate, result in any material liability to the Company.

(d) To the knowledge of the Company no employee or consultant of the Company or any Subsidiary is in material violation of (i) any contract or agreement with the Company or any Subsidiary or (ii) any restrictive covenant that purports to limit any employee’s or consultant’s ability to be employed by, or fully perform the assigned duties for, the Company or any Subsidiary, or to refrain from using trade secrets or proprietary information of others.

(e) In the past two years, there has been no “mass layoff” or “plant closing” as defined by the Workers Adjustment and Retraining Notification (“WARN”) Act, nor has there been any “employment loss” sufficient to require notice under the WARN Act, in respect of the Company.

(f) Section 3.11(f) of the Disclosure Schedule lists as of the date of this Agreement each employee of the Company and any Subsidiary who is on leave and also lists, with respect to each such employee, the anticipated date of return to full service, if applicable.

SECTION 3.12 Proxy Statement.

The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as defined in Section 6.01) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives expressly for inclusion in the foregoing documents. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 3.13 Real Property; Title to Assets.

(a) Section 3.13(a) of the Disclosure Schedule lists each parcel of real property currently owned by the Company or any Subsidiary. Each parcel of real property owned by the Company or any Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (A) Liens for Taxes not yet due and payable, or, if due, (1) not delinquent or (2) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (B) inchoate mechanics’ and materialmen’s Liens for construction in progress; (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary; (D) title retention or security interests under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (E) Liens related to purchase money obligations; (F) all matters of record; and (G) Liens and other imperfections of title and encumbrances that would not, individually or in the aggregate, have a material adverse effect on the Company’s or any Subsidiary’s, as the case may be, ability to occupy and utilize such property as currently occupied or utilized (collectively, “Permitted Liens”), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b) Section 3.13(b) of the Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been delivered to Parent or its counsel. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default by the Company or any Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease.

(c) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Subsidiary for the purposes for which it is currently being used. To the knowledge of the Company, there are no material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Subsidiary.

(d) Each of the Company and the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its material personal properties and assets, tangible and intangible, necessary for the operation of its business, free and clear of any Liens, except for Permitted Liens and such imperfections of title, if any, that do not materially interfere with the present value of the subject property.

SECTION 3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, trademark and copyright registrations and applications, common law trademarks, and domain names and URLs included in the Owned Intellectual Property, (ii) all Licenses (other than licenses of commercially available off-the-shelf Software licensed pursuant to shrink-wrap or click-wrap licenses that is not material to the business of the Company or any Subsidiary), and (iii) Company IT Systems and other Owned Intellectual Property that are material to the business of the Company or any Subsidiary (excluding for this purpose any Intellectual Property included within clause (iv) of the definition of “Intellectual Property” contained herein). Section 3.14(a) of the Disclosure Schedule further sets forth a description of all proceedings or actions before any governmental body (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Intellectual Property owned by the Company including without limitation any (x) interference, reissue, reexamination or similar proceedings pertaining to the scope, validity and/or ownership of any of the patents of the Company and the Subsidiaries, (y) trademark opposition proceedings, or (z) proceedings relating to Internet domain names.

(b) The conduct of the business of the Company and the Subsidiaries as currently conducted and as currently contemplated to be conducted, the Company’s and the Subsidiaries’ use of the Owned Intellectual Property and, to the knowledge of the Company, Licensed Intellectual Property (other than commercially available software licensed pursuant to shrink-wrap or click-wrap licenses) and Company IT Systems in connection therewith and the publication, use, linking and other practices of the Company and the Subsidiaries related to their web sites, the content thereof and the advertisements contained therein, do not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no Actions are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary alleging any of the foregoing. To the knowledge of the Company, no person is engaging in any activity that infringes upon, misappropriates or otherwise violates the Owned Intellectual Property or Licensed Intellectual Property (other than commercially available software licensed pursuant to shrink-wrap or click-wrap licenses).

(c) The Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property. The Company and the Subsidiaries have the right to use the Owned Intellectual Property and Licensed Intellectual Property, and access and use the Company IT Systems, in the continued operation of their respective businesses as presently conducted. All necessary registration, maintenance and renewal fees currently due in connection with the Owned Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Owned Intellectual Property have been filed with the relevant governmental bodies in the United States or those foreign jurisdictions in which applications for such Intellectual Property have been filed, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Owned Intellectual Property.

(d) No Owned Intellectual Property or, to the knowledge of the Company, any Licensed Intellectual Property (other than commercially available software licensed pursuant to shrink-wrap or click-wrap licenses) is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property. The Owned Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property (other than commercially available software licensed pursuant to shrink-wrap or click-wrap licenses) are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(e) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the operation of the business of the Company and the Subsidiaries, and there are no other items of Intellectual Property that are material to the operation of the business of the Company or any Subsidiary. There are no IT Systems, other than the Company IT Systems, that are material to the operation of the business of the Company or any Subsidiary.

(f) To the knowledge of the Company, (i) each License is valid and enforceable, is binding on all parties thereto, and is in full force and effect; (ii) no party to any License is in material breach thereof or default thereunder; and (iii) neither the execution of this Agreement nor the consummation of any Transaction shall (x) adversely affect any of the rights of the Company or any Subsidiary with respect to the Owned Intellectual Property or Licensed Intellectual Property, or (y) impair or interrupt the Company’s or any Subsidiary’s access and use of, or their right to access and use, the Company IT Systems or, to the extent applicable, their customers’ access and use of, or their right to access and use, the Company IT Systems.

(g) The Company and the Subsidiaries have undertaken measures in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with the business of the Company or any Subsidiary. To the knowledge of the Company, (i) there has been no misappropriation by any person of any material trade secrets or other material confidential Intellectual Property used in connection with the business of the Company or any Subsidiary; (ii) no employee, former employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company or any Subsidiary; and (iii) no employee, former employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. Without limiting the foregoing, the Company and each of its Subsidiaries has and enforces policies requiring each employee and contractor involved in proprietary aspects of the business or with Intellectual Property to execute nondisclosure and proprietary information agreements. All current employees who have contributed to the creation, invention, modification or improvement of any Intellectual Property owned by the Company or any Subsidiary, in whole or in part, have signed written agreements providing that all such Intellectual Property is owned exclusively by the Company and the Subsidiaries.

(h) To the knowledge of the Company, the Company IT Systems are free of all viruses, worms, and other known contaminants, and do not contain any errors or problems, that would (i) materially disrupt the ordinary operation of such IT Systems in the conduct of the business of the Company or any Subsidiary as presently conducted, or (ii) have a material adverse impact on the operation of other Software or operating systems. To the knowledge of the Company, the Company IT Systems do not incorporate any GNU or “open” source code or object code under which the Company IT Systems are subject to the GNU general public license, GNU lesser general public license and other “copyleft” license. The Company and the Subsidiaries have taken undertaken measures in accordance with normal industry practice to secure the Company IT Systems from unauthorized access or use by any person, and to enable the continued and uninterrupted operation of the Company IT Systems. The access and use of the Company IT Systems by the Company, the Subsidiaries and any customer thereof (to the extent applicable) in connection with the operation of the business of the Company and the Subsidiaries as currently conducted and as currently contemplated to be conducted do not violate any applicable Laws in any material respect.

SECTION 3.15 Taxes.

(a) The Company and the Subsidiaries (i) have filed all Tax Returns required to be filed by them; (ii) have timely paid all Taxes required to be paid, other than such payments as are being contested in good faith by appropriate proceedings; (iii) have established accruals and reserves for Taxes reflected in the financial statements in the Company SEC Reports that are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon) in accordance with GAAP; (iv) have made all estimated Tax payments required to be made; and (v) have no liability for Taxes in excess of the amount so paid or accruals or reserves so established except for Taxes subsequent to the dates covered by financial statements in the Company

SEC Reports incurred in the ordinary course of business. All such Tax Returns are true, accurate and complete. Neither the Company nor any Subsidiary is delinquent in the payment of any Tax or in the filing of any Returns, and no deficiencies for any Tax have been claimed, proposed, assessed or, to the knowledge of the Company, threatened against the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any notification from the IRS or any other taxing authority regarding any material issues that (i) are currently pending before the IRS or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (ii) have been raised by the IRS or other taxing agency or authority and not yet finally resolved. No Return of the Company or any Subsidiary is under audit by the IRS or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all taxes determined by such audit to be due from the Company or any Subsidiary have been paid in full to the applicable taxing agencies or authorities. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension is still in effect. There are no Tax liens upon any property or assets of the Company or the Subsidiaries except liens for current Taxes not yet due or, if due, (A) not delinquent, or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed.

(b) The Company and each Subsidiary have withheld and paid (and until the Effective Time will withhold and pay) all Taxes required to have been withheld and paid (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law) in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and have timely filed all withholding Tax Returns. Neither the Company nor any of the Subsidiaries (i) has liability for the Taxes of any other person (other than the Company and its Subsidiaries) by reason of having joined in the filing of a consolidated, combined or unitary Tax Return, by contract, by transferee liability or otherwise; (ii) is a party to or bound by any Tax sharing, tax indemnity, or Tax allocation agreement; (iii) has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return; (iv) has consummated, has participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder; (v) has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation; (vi) has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years; (vii) has received a written notice from a taxing authority for a jurisdiction in which a Tax Return has not been filed asserting that, or inquiring as to whether, the filing of such a Tax Return may be required; (viii) has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

(c) Neither the Company, any Subsidiary, nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which either the Company or any Subsidiary is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Neither the Company nor any Subsidiary has been or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Merger; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Merger; (iii) intercompany transaction or any excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (iv) installment sale or open transaction disposition made on or prior to the Merger; or (v) prepaid amount received on or prior to the Merger. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Section 269, 382, 383, 384 or 1502 of the Code (or any comparable provision of foreign, state, local or municipal law). The Company is not, and has not been at any time during the past five years, a United States real property holding corporation within the meaning of Section 897 of the Code.

SECTION 3.16 Environmental Matters.

(a) none of the Company nor any of the Subsidiaries has committed any material violation of, or has liability under, any Environmental Law; (b) none of the properties (including associated soils and surface and ground waters and building materials) currently or formerly owned, leased, used, occupied or operated by the Company or any Subsidiary are contaminated in any material respect with any Hazardous Substance; (c) none of the Company or any of the Subsidiaries is liable for any material off-site contamination by Hazardous Substances; (d) none of the Company or any of the Subsidiaries is liable under any Environmental Law, or under any contract that allocates or assigns liability or responsibility with respect to Environmental Laws or Hazardous Substances (including with respect to pending or threatened liens or claims for damages, penalties, fines or contribution) and none of the Company or any of the Subsidiaries has received any written notice of such liability, except in the case of any of the foregoing (in any of clauses (a), (b), (c) and (d)) that would not have a material effect on the Company; (e) each of the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (f) each of the Company and each Subsidiary is in compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit, including, without limitation, the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act.

SECTION 3.17 No Rights Agreement.

The Company has not adopted any stockholders’ rights plan or comparable arrangement.

SECTION 3.18 Material Contracts.

(a) Subsections (i) through (xvii) of Section 3.18(a) of the Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Subsidiary is a party, excluding in any case any contract that has expired or terminated in accordance with its terms or otherwise under which no party has any continuing rights or obligations (such contracts and agreements as are required to be set forth in Section 3.18(a) of the Disclosure Schedule being the “Material Contracts”):

(i) each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to the Company and the Subsidiaries;

(ii) each contract and agreement, whether or not made in the ordinary course of business, that contemplates an exchange of consideration with a value of more than $100,000, in the aggregate, over the term of such contract or agreement;

(iii) all contracts and agreements evidencing indebtedness for borrowed money;

(iv) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements (and all letters of intent and term sheets relating to any such pending transactions);

(v) all agreements relating to issuances of securities of the Company or any Subsidiary (and all letters of intent and term sheets relating to any such pending transactions);

(vi) all agreements between the Company, any Subsidiary or any affiliate of the Company or any Subsidiary, on the one hand, and the Company, any Subsidiary or any affiliate of the Company or any Subsidiary, on the other hand;

(vii) all exclusive distribution contracts to which the Company or any Subsidiary is a party;

(viii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party and any other contract that compensates any person based on any sales by the Company or a Subsidiary under which, in the case of a broker, dealer, distributor, or manufacturer’s representative contracts and agreements, the Company and the Subsidiaries made aggregate sales in excess of $50,000 in fiscal 2005 or under which such sales are expected to exceed $50,000 in fiscal 2006;

(ix) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

(x) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

(xi) all Licenses (other than licenses of commercially available software licensed pursuant to shrink-wrap or click-wrap licenses);

(xii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(xiii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses;

(xiv) all agreements related to professional services rendered to the Company or any Subsidiary in connection with the Merger and this Agreement;

(xv) each warranty, guaranty or other similar undertaking with respect to any contractual performance extended by the Company or any Subsidiary (other than warranties, guarantees and other similar undertakings extended in the ordinary course of business pursuant to the Company’s standard arrangements with customers, a form of which has been provided to Parent or its counsel);

(xvi) all contracts containing a provision of the type commonly referred to as a “most favored nation” provision; and

(xvii) all other contracts and agreements, whether or not made in the ordinary course of business, the termination or breach of which would reasonably be expected to have a Material Adverse Effect on the Company.

(b) (i) All Material Contracts are valid and binding obligations of the Company except to the extent the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and the application of general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law); none of the Company or any Subsidiary has received any claim of material default under or cancellation of any Material Contract and none of the Company or any Subsidiary is, in any material respect, in breach or violation of, or default under, any Material Contract; (ii) to the knowledge of the Company, no other party is, in any material respect, in breach or violation of, or default under, any Material Contract; and (iii) neither the execution of this Agreement nor the consummation of the Merger shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Subsidiary under any Material Contract. The Company has furnished or made available to Parent or its counsel true and complete copies of all Material Contracts, including any material amendments thereto.

SECTION 3.19 Customers and Suppliers.

Section 3.19 of the Disclosure Schedule sets forth a true and complete list of the Company’s top ten customers (based on the revenue from each such customer during the 12-month period ended August 31, 2005). As of the date of this Agreement, none of the Company’s customers listed in Section 3.19 of the Disclosure Schedule and no material supplier of the Company and the Subsidiaries, (i) has cancelled or otherwise terminated any contract with the Company or any Subsidiary prior to the expiration of the contract term, or (ii) to the knowledge of the Company, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or the Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services.

SECTION 3.20 Inventory.

Substantially all inventory of the Company and any Subsidiary, including consigned inventory, whether or not reflected in the 2005 Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business and is sufficient for the operation of the business of the Company and each Subsidiary in the ordinary course and consistent with past practice, except for obsolete items and items of below-standard quality that have been written off or written down to net realizable value on the 2005 Balance Sheet or on the accounting records of the Company as of the date of this Agreement or the Effective Time, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. To the knowledge of the Company, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances of the Company and each Subsidiary. Schedule 3.20 sets forth the location of all items of the Company’s and each Subsidiary’s inventory, including consigned inventory, as of August 31, 2005. The Company believes that its procedures for tracking and controlling consigned inventory are adequate for such purposes.

SECTION 3.21 Company Products and Services.

(a) Each product manufactured, sold, leased or delivered by the Company or any Subsidiary has been in conformity in all material respects with any applicable Law. Neither the Company nor any Subsidiary has any material liabilities or obligations for replacement or repair thereof or other damages in connection therewith. Neither the Company nor any Subsidiary has been required to file any notice or other report with, or provide information to, any product safety agency, commission, board or other Governmental Authority concerning actual or potential hazards with respect to any product manufactured by the Company or any Subsidiary other than routine filings required of all manufacturers similarly situated. Neither the Company nor any Subsidiary has any material liabilities or obligations arising out of any injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or any Subsidiary.

(b) Since February 28, 2003 there have been no (i) recalls related to any product manufactured sold, leased or delivered by the Company or any Subsidiary, or (ii) withdrawals of any product manufactured sold, leased or delivered by the Company or any Subsidiary due to quality or safety issues.

SECTION 3.22 Insurance.

The Company and the Subsidiaries maintain insurance policies that the Company believes are of the types and in the amounts of coverage as are usual and customary in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.

SECTION 3.23 Certain Business Practices.

Since February 28, 2003, none of the Company, any Subsidiary or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

SECTION 3.24 Government Regulation.

(a) To the knowledge of the Company, none of the Company, the Subsidiaries, or any of their “managing employees” (as defined at 42 C.F.R. 420.201) has been, or is being investigated with respect to, any activity that constitutes or could constitute, a material violation of any Healthcare Law.

(b) The Company and the Subsidiaries have not, and, to the knowledge of the Company, none of their managing employees (as defined at 42 C.F.R. 420.201) during his or her employment or association with the Company or the Subsidiaries has, engaged in any activity that constitutes a material violation of any Healthcare Law.

(c) Neither the Company nor any of the Subsidiaries have: (i) had a material civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; or (ii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(a) and (b)(1), (2), (3), or any regulations promulgated thereunder: (A) criminal offenses relating to the delivery of an item or service under any state or federal healthcare program; (B) criminal offenses under federal or state law for misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; or (C) violations of federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in this paragraph (c).

(d) Since January 1, 2002, neither the Company nor any of the Subsidiaries have received or been subject to: (i) any United States Food and Drug Administration (“FDA”) Form 483’s relating to any product manufactured, sold, leased or delivered by the Company or any Subsidiary; (ii) any FDA Notices of Adverse Findings relating to any product manufactured, sold, leased or delivered by the Company or any Subsidiary; or (iii) any warning letters or other written correspondence from the FDA or any other Governmental Authority concerning any product manufactured, sold, leased or delivered by the Company or any Subsidiary in which the FDA or such other Governmental Authority asserted that the operations of the Company or any Subsidiary were not in compliance with applicable Law, regulations, rules or guidelines with respect to any product manufactured, sold, leased or delivered by the Company or any Subsidiary.

SECTION 3.25 Brokers.

No broker, finder or investment banker (other than Dresner Securities, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Dresner Securities, Inc. pursuant to which such firm would be entitled to any payment relating to this Agreement or the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization; Certificate of Incorporation and By-laws.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or delay consummation of the Merger or any of the transactions contemplated hereby. Parent has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of Parent and Merger Sub. Such Certificates of Incorporation and By-laws are in full force and effect.

SECTION 4.02 Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or any of the other transactions contemplated hereby (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.

SECTION 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing of the Certificate of Merger with the Secretary of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under those merger control laws or regulations of any jurisdictions set forth on Schedule 3.05(b) and (iii) such consents, approvals, orders and authorizations as may be required under “blue sky” laws and the securities laws of any foreign country.

SECTION 4.04 Litigation.

As of the date of this Agreement, there are no claims, actions, suits, proceedings or investigations of any nature pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, or any properties or assets of Parent or Merger Sub, before any Governmental Authority that, if adversely determined, individually or in the aggregate, would prevent or delay consummation of the Merger or any of the other transactions contemplated hereby. As of the date of this Agreement, neither Parent nor Merger Sub nor any property or asset of Parent or Merger Sub is subject to any court order, writ, determination, judgment, decree, injunction determination or award of any Governmental Authority which, individually or in the aggregate, would prevent or delay consummation of the Merger or any of the other transactions contemplated hereby.

SECTION 4.05 Financing.

As of the date of this Agreement, Parent has received, and has provided to the Company, copies of, written commitments (which, as of the date of this Agreement, have not expired or been cancelled, terminated, rescinded, amended or otherwise modified) from Wells Fargo Bank, N.A. to provide, in the aggregate, monies sufficient, together with the Company’s existing available cash, for the acquisition of the shares of Company common stock pursuant to Section 2.06(a) of this Agreement and the cancellation of Company Stock Options pursuant to Section 2.07 of this Agreement, and all expenses associated with any of the foregoing (including, but not limited to, applicable broker fees and expenses), and Parent will have sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 4.06 Proxy Statement.

The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading.

SECTION 4.07 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub, other than any broker, finder or investment banker the fees of which will be payable solely by Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger.

The Company agrees that during the period from the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice or as expressly contemplated by this Agreement or Section 5.01 of the Disclosure Schedule, and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with material customers, material suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement or Section 5.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation or By-laws;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,303,814 Shares issuable pursuant to employee stock options outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (provided that the Company may acquire “restricted stock” that is forfeited in accordance with its terms);

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any amount of assets other than the acquisition of supplies or inventory in the ordinary course of business and consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in each case in the ordinary course of business and consistent with past practice; (iii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Company and the Subsidiaries taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

(f) except as provided in Section 6.13, (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Subsidiary; (ii) enter into any severance or termination agreements with any director, officer or other employee of the Company or any Subsidiary; (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(g) except as required by GAAP or the SEC, make any material change in accounting methods, principles or practices;

(h) make, revoke or change any election, change annual accounting Tax period, adopt or change any Tax accounting method, file any material federal income Tax Return or material amendment to any federal income Tax Return unless of copies of such federal income Tax Return or material amendment have first been delivered to Parent for its review and comment at a reasonable time prior to filing (provided, however, that notwithstanding the provisions of this Section 5.01(h), the Company shall not be required to delay any required filing with the IRS or other applicable tax authority beyond such filing’s due date), enter in any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim or assessment of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption or other action would have the effect of increasing the Tax liability of Company or any of the Subsidiaries for any period ending after the Effective Time or decreasing any Tax attribute of Company or any of the Subsidiaries existing on the Effective Time;

(i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in the 2005 Balance Sheet or subsequently incurred in the ordinary course of business, or (B) the payment, discharge or satisfaction of claims, liabilities or obligations not in excess of $25,000 individually or $50,000 in the aggregate;

(j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any material rights of the Company or any Subsidiary thereunder, in a manner adverse in any material respect to the Company or any Subsidiary, other than in the ordinary course of business and consistent with past practice;

(k) commence or settle any Action, other than the settlement of Actions for an aggregate amount not in excess of $50,000;

(l) engage in any line of business not consistent with any of the Company’s current lines of business or abandon any existing line of business;

(m) (i) permit any material Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all commercially reasonable or required fees and taxes to maintain and protect its interest in any material Owned Intellectual Property, Licensed Intellectual Property, License or Company IT Systems, (ii) sell, assign or grant any security interest in or to any material Owned Intellectual Property, Licensed Intellectual Property, License or Company IT Systems, other than sales of non exclusive licenses therein in the ordinary course of business, (iii) grant to any third party any license with respect to any material Owned Intellectual Property, Licensed Intellectual Property or Company IT Systems, other than in the ordinary course of business or (iv) disclose, or authorize to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(n) fail to file with the SEC in a timely manner as required under the Exchange Act and the rules and regulations promulgated thereunder (provided that any filing that is deemed timely filed pursuant Rule 12b-25 under the Exchange Act shall be deemed timely filed for this purpose) annual reports on Form 10-K, quarterly reports on Form 10-Q or Current Reports on Form 8-K required to be filed to report matters prescribed by Sections 1.03, 2.01, 2.02, 3.01, 3.02, 3.03, 4.01, 4.02(b), 5.01, 5.02, 5.03, 5.04 or 5.05 of Form 8-K; or

(o) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Stockholders’ Meeting.

The Company, acting through the Board, shall, in accordance with applicable law and the Company’s Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as reasonably practicable following the date hereof for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”) (provided, however, that in no event shall the Company hold the Stockholders’ Meeting prior to January 4, 2006 or be required to hold the Stockholders’ Meeting earlier than the thirtieth (30th) day following the mailing of the Proxy Statement to the holders of Shares entitled to vote at the Stockholders’ Meeting); and (ii) (A) subject to Section 6.04, include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the unanimous recommendation of the Board that the stockholders of the Company adopt this Agreement and (B) use its reasonable best efforts to obtain such adoption. At the Stockholders’ Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement.

SECTION 6.02 Proxy Statement.

Promptly following the date hereof, the Company shall file the preliminary Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as practicable. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting as promptly as reasonably practicable after the later of (a) the tenth (10th) day after the filing of the preliminary Proxy Statement with the SEC or (b) the day the Company is notified by the SEC that (i) it will not be reviewing the Proxy Statement or (ii) that it has no further comments on the preliminary Proxy Statement.

SECTION 6.03 Access to Information; Confidentiality.

(a) Upon reasonable prior notice, the Company and each Subsidiary shall furnish Parent and Merger Sub and the financing sources of Parent or Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request and afford the officers, employees, agents and financing sources of Parent and Merger Sub access on a reasonable basis at reasonable times to the officers, employees, properties and other facilities of the Company and the Subsidiaries, for the purposes of securing financing, consummating the transactions contemplated by this Agreement and engaging in integration-planning activities, in each case to the extent permitted by applicable Law.

(b) All information obtained by Parent or Merger Sub pursuant to this Section 6.03 shall be kept confidential in accordance with the Mutual Non-Disclosure Agreement, dated July 11, 2005 (the “Confidentiality Agreement”), by and between Parent and the Company.

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.04 No Solicitation of Transactions.

(a) The Company agrees that (i) the Company and each of the Subsidiaries, and the officers and directors of the Company and each of the Subsidiaries, and any investment banker, attorney or accountant retained by the Company or any of the Subsidiaries will not, directly or indirectly, and (ii) the Company will not authorize or knowingly permit, and will use its reasonable best efforts to cause, any other agents, employees, advisors and representatives of the Company and the Subsidiaries not to, directly or indirectly: (x) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information) any inquiries or the making of any proposal of offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (y) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (z) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction. The Company shall notify Parent as promptly as reasonably practicable (and in any event within one (1) business day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). As of the date of this Agreement, the Company shall, and shall direct or cause its and the Subsidiaries’ directors, officers, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party; provided that the Company may waive the confidentiality provisions of any such agreement to the extent such a waiver is in the ordinary course of its business consistent with past practice.

(b) Notwithstanding anything to the contrary in this Section 6.04, the Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, if the Board has (i) determined, in its good faith judgment (after having consulted with its financial advisor), that such proposal or offer is, or could reasonably be expected to result in, a Superior Proposal, (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that, in light of such proposal or offer, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least two (2) business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement).

(c) Except as set forth in this Section 6.04(c), neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board or any such committee of this Agreement, the Merger or any other Transaction (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, or anything else to the contrary contained herein, if the Board determines, in its good faith judgment prior to the time of the Stockholders Meeting and after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that it is required to make a Change in the Company Recommendation to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, the Board may make a Change in the Company Recommendation; provided, however, that the Board may make a Change in the Company Recommendation as a result of a Superior Proposal only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, (ii) if Parent does not, within four (4) business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Board determines, in its good faith judgment (after having consulted with its financial advisor) to be at least as favorable to the Company’s stockholders as such Superior Proposal.

SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) If the Merger is consummated, for six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, the present and former officers and directors of the Company (the “Company Indemnified Persons”) in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted or provided under (i) the Company’s Certificate of Incorporation and By-laws as in effect on the date of this Agreement and (ii) any indemnification agreements between the Company and such Company Indemnified Persons in effect on the date of this Agreement ((i) and (ii) collectively, the “Company Indemnification Provisions”). In connection therewith Parent shall advance expenses to the Company Indemnified Persons as incurred to the fullest extent provided for under the Company Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification under the DGCL. Any claims for indemnification made under this Section 6.05(a) on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b) For a period of six years from and after the Effective Time (the “Indemnification Period”), Parent shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company, including with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company; and provided, further, that if the aggregate annual premium for such policies at any time during the Indemnification Period will exceed 175% of the per annum rate paid by the Company and its Subsidiaries as of the date of this Agreement for such policies, then Parent shall only be required to provide the maximum coverage on substantially equivalent terms as is then available at an aggregate annual premium equal to 175% of such rate. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if, prior to the Closing, the Company shall have purchased (and the Company is hereby expressly authorized to purchase) fully prepaid “tail” policies under the Company’s existing directors’ and officers’ liability insurance policies, such “tail” policies to (i) provide for aggregate coverage and amounts equal to the aggregate coverage provided under the Company’s current directors’ and officers’ liability insurance policies, (ii) be effective for the Indemnification Period, and (iii) otherwise be on terms and conditions reasonably acceptable to the Board of Directors of the Company, provided that the aggregate premium therefor may not exceed $200,000 (and if the aggregate premium for such policies for the Indemnification Period would exceed $200,000, then the Company may purchase such coverage as is available for an aggregate premium of $200,000). During the Indemnification

Period, the Surviving Corporation shall (x) maintain such policies in full force and effect, (y) not amend or otherwise modify any of such policies or take any action that would result in the cancellation, termination, amendment or modification of any of such policies, and (z) continue to honor its obligations under such policies.

(c) The provisions of this Section 6.05 are (i) intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Person (it being expressly agreed that the Company Indemnified Persons to whom this Section 6.05 applies shall be third party beneficiaries of this Section 6.05), and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to Law, by contract or otherwise. The obligations of Parent under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Person under this Section 6.05 without the consent of such affected Company Indemnified Person.

(d) This Section 6.05 shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Company Indemnified Persons. Without limiting the foregoing, if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or its assets assume the obligations set forth in this Section 6.05.

(e) This Section 6.05 is intended to be for the benefit of and to grant third party rights to the Company Indemnified Persons, whether or not parties to this Agreement, and each of the Company Indemnified Persons shall be entitled to enforce the covenants contained herein. The parties hereto agree that irreparable damage would occur to the Company Indemnified Persons in the event that any of the provisions of Section 6.05(b) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Company Indemnified Persons shall be entitled to an injunction or injunctions (without the necessity of posting any bond or other security) to prevent breaches of Section 6.05(b), this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 6.06 Notification of Certain Matters.

The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement and made by such person to be untrue or inaccurate in any material respect, (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in all material respects with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder and (c) any other material development relating to the business, prospects, financial condition or results of operations of the Company and the Subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.07 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger; provided that neither Merger Sub nor Parent will be required by this Section 6.07 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (B) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts (i) to vigorously contest and resist (including without limitation, defense through litigation on the merits) any Action, including administrative or judicial Action, challenging this Agreement, the Merger or any of the transactions contemplated hereby, or otherwise seeking to make illegal or to restrict, prevent, prohibit or delay the consummation of the Merger or any of the other transactions contemplated hereby and (ii) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any of the other transaction contemplated hereby, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

SECTION 6.08 Subsequent Financial Statements.

The Company shall, if reasonably practicable, consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation; provided that, notwithstanding the provisions of this Section, the Company shall not be required to delay any required filing with the SEC beyond such filing’s due date.

SECTION 6.09 Public Announcements.

Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or the rules or regulations of any United States or non-United States securities exchange or NASDAQ. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

SECTION 6.10 Tax Certificate.

The Company shall provide the Parent and Merger Sub, on or not more than 30 days prior to the Effective Time, a certificate (in a form reasonably satisfactory to Parent and Merger Sub) meeting the requirements of Treasury regulation sections 1.897 2(h) and 1.1445.5(b)(4)(iii).

SECTION 6.11 Employee Benefits.

As promptly as reasonably practicable after the Effective Time, Parent shall enroll those persons who were employees of the Company or the Subsidiaries immediately prior to the Effective Time and who remain employees of the Surviving Corporation or the Subsidiaries or become employees of Parent following the Effective Time (“Continuing Employees”) in Parent’s employee benefit plans for which such employees are eligible (the “Parent Plans”), including its medical plan, dental plan, life insurance plan and disability plan, to the extent permitted by the terms of the applicable Parent Plans on substantially similar terms applicable to employees of Parent who are similarly situated based on levels of responsibility. Without limiting the generality of the foregoing, Parent shall recognize the prior service with the Company of each of the Continuing Employees in connection with Parent’s PTO policy, and in connection with Parent’s qualified retirement plan for purposes of eligibility and vesting, to the extent permitted by such policy and Parent Plans. Notwithstanding anything in this Section 6.11 to the contrary, this Section 6.11 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit not previously funded, (b) except as provided for in Section 6.13, require Parent to continue in effect any Plans or any severance plan or other employee benefit plan of Parent (or prevent the amendment, modification or termination thereof) following the Effective Time for Parent’s employees, including the Continuing Employees, or (c) be construed to mean the employment of the Continuing Employees is not terminable by Parent at will at any time, with or without cause, for any reason or no reason.

SECTION 6.12 Termination of Certain Benefit Plans.

To the extent requested in writing by Parent no later than ten business days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing, any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (each, a “Company 401(k) Plan”) in accordance with the provisions of such Company 401(k) Plan and applicable Law. If Parent requests that any such Company 401(k) Plan be terminated, the Board shall adopt resolutions authorizing the termination of such Company 401(k) Plan effective no later than the day immediately preceding the Closing, such resolutions to be subject to review and approval by Parent’s counsel.

SECTION 6.13 Severance; Retention Bonuses.

Parent, Merger Sub and the Company agree that each of the employees of the Company listed on Section 6.13 of the Disclosure Schedule shall be entitled to receive a “retention bonus” or similar compensation and/or severance or termination benefits in the amounts and otherwise on such terms and conditions set forth in Section 6.13 of the Disclosure Schedule. At or prior to the Effective Time, the Company and the Subsidiaries may enter into agreements and/or Plans with such employees with respect to such compensation and/or benefits, and from and after the Effective Time, the Surviving Corporation or Parent shall, and shall cause its affiliates to, honor and assume, in accordance with their terms, all such agreements and/or Plans.

SECTION 6.14 401(k) Matching Contributions.

The Company, Parent and Merger Sub agree that, promptly after December 31, 2005 and prior to any termination required under Section 6.12, the Company or the Surviving Corporation, as applicable, shall make the “Matching Contributions” (as defined in the Company 401(k) Plan) to the accounts of all employees of the Company that are participants in any Company 401(k) Plan as of December 31, 2005, and that such Matching Contributions shall be the maximum amounts permitted under such Company 401(k) Plan, whether or not the Effective Time has occurred on or prior to the date of payment of such Matching Contributions.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Merger.

(a) The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(i) Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

(ii) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Merger Sub or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

(b) The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived in writing by the Company:

(i) The representations and warranties of Parent set forth herein (other than in Section 4.02) (A) that are qualified as to Material Adverse Effect shall be true an correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of a particular date, in which case as of such date), except to the extent such that the failure of such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and at the Closing the Company shall have received a certificate to such effect executed by an executive officer of Parent.

(ii) The representations and warranties of Parent set forth in Section 4.02 shall be true and correct both when made and at and as of the Closing, as if made at and as of such time and at the Closing the Company shall have received a certificate to such effect executed by an executive officer of Parent.

(iii) Parent shall have performed and complied in all material respects with all of its covenants contained in Article VI on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing).

(c) The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Parent and Merger Sub:

(i) The representations and warranties of the Company set forth herein (other than in Section 3.03 (excluding the last sentence of Section 3.03(a)) and Section 3.04) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of a particular date, in which case as of such date), except to the extent such that the failure of such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and at the Closing Parent shall have received a certificate to such effect executed by the chief executive officer and the principal financial officer of the Company.

(ii) The representations and warranties of the Company set forth in Section 3.03 (excluding the last sentence of Section 3.03(a)) and Section 3.04 shall be true and correct (other than in the case of Section 3.03, any de minimus failure not to exceed 0.3% of the outstanding Company Common Stock to be true and correct) both when made and at and as of the Closing Date, as if made at and as of such time, and at the Closing Parent shall have received a certificate to such effect executed by the chief executive officer and the principal financial officer of the Company.

(iii) The Company shall have performed and complied in all material respects with all of its covenants contained in Article V at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Parent shall have received a certificate to such effect executed by the chief executive officer and the principal financial officer of the Company.

(iv) No litigation or proceeding shall be threatened in writing or pending (i) for the purpose or with the probable effect of making illegal or enjoining the consummation of the Merger or other transactions contemplated by this Agreement, (ii) seeking any action or result as set forth in Section 7.01(a)(ii).

(v) The Company and the Subsidiaries shall have cash and cash equivalents in an aggregate amount in excess of $10,500,000.

(vi) The Company shall have received written resignations from all of the incumbent members of the Board, such resignations to take effect upon the Effective Time.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination.

This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Section 8.01(a), Section 8.01(b)(i), Section 8.01(b)(ii), Section 8.01(c) and Section 8.01(d), may be taken or authorized before or after the Stockholders’ Meeting, (B) in the case of Section 8.01(e) and Section 8.01(f), may be taken or authorized only before the Stockholders’ Meeting, and (C) in the case of Section 8.01(b)(iii), may be taken or authorized only after the Stockholders’ Meeting where a vote was taken:

(a) by mutual written consent of the Company and Parent, if the Board of Directors of each so determines;

(b) by written notice of either the Company or Parent (as authorized by the Board of Directors of the Company or Parent, as applicable):

(i) if the Merger shall not have been consummated by March 31, 2006, provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(ii) if a Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(iii) if the Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the failure of the Company to comply with any provision of this Agreement or a breach of any Voting Agreement by any party thereto other than Parent or Merger Sub;

(c) by the Company (as authorized by the Board) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.01(b)(i) or Section 7.01(b)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within thirty (30) days after written notice thereof shall have been received by Parent;

(d) by Parent (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.01(c)(i) or Section 7.01(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within thirty (30) days after written notice thereof shall have been received by the Company;

(e) by Parent (as authorized by its Board of Directors), at any time prior to Company Stockholder Approval, if the Company, the Board or any committee thereof, for any reason, shall have (i) failed to call or hold the Company Stockholders’ Meeting in accordance with Section 6.01, (ii) failed to include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve this Agreement and the Merger, (iii) effected a Change in the Company Recommendation, (iv) approved or recommended any Competing Transaction, (v) failed to reconfirm the unanimous recommendation of the Board that the stockholders of the Company approve this Agreement and the Merger within ten (10) business days of receipt of a written request from Parent to do so after the public disclosure of a Competing Transaction or (vi) failed, within ten (10) business days after any tender or exchange offer relating to Company Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Board of Directors of the Company recommends rejection of such tender offer or exchange offer; or

(f) by the Company (as authorized by the Board), in order to enter a definitive acquisition agreement providing for a Superior Proposal immediately after the termination of this Agreement, if the Board (or any special committee thereof) in response to such Superior Proposal that did not follow a breach of Section 6.04 has effected a Change in the Company Recommendation in accordance with Section 6.04, provided that simultaneously with such termination the Company pays the Termination Fee in accordance with Section 8.03.

SECTION 8.02 Effect of Termination.

In the event of termination of this Agreement as provided in Section 8.01 hereof and any payment of a Termination Fee to the extent required by Section 8.03, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (a) as set forth in Section 6.03(b) (Confidentiality), this Section 8.02 (Effect of Termination) and Section 8.03 (Payments), as well as Article IX (General Provisions) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (b) that nothing herein shall relieve any party from any further liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 8.03 Payments.

(a) Payments by the Company. In the event that this Agreement is terminated by the Company pursuant to Section 8.01(b)(iii) or by Parent pursuant to any of Section 8.01(b)(iii), Section 8.01(d) (but, in the case of Section 8.01(d), only if such termination is due to an intentional breach of any representation, warranty or covenant by the Company), or Section 8.01(e), the Company shall promptly, but in no event later than two business days after the date of such termination (subject to the further provisions of this Section 8.03(a)), pay Parent a fee equal to $2,000,000 (the “Termination Fee”); provided, that in the case of a termination pursuant to Section 8.01(b)(iii), Section 8.01(d) (but, in the case of Section 8.01(d), only if such termination is due to a willful or intentional breach of any representation, warranty or covenant by the Company), Section 8.01(e)(v) or Section 8.01(e)(vi), the Termination Fee shall be payable only if following the date of this Agreement and prior to such termination, (A) any Person shall have proposed to the Company or its stockholders, or publicly announced, a Competing Transaction with respect to the Company and (B) within nine (9) months following termination of this Agreement, (i) any Competing Transaction with respect to the Company is consummated or (ii) the Company enters into a contract providing for any Competing Transaction, then such fee payment is to be made concurrently with the earlier of the consummation of such Competing Transaction or the execution of such contract, as applicable. In the event that this Agreement is terminated by the Company pursuant to Section 8.01(f), the Company shall, in order to effect such termination, pay Parent the Termination Fee concurrently with the termination of this Agreement.

(b) Payments by Parent. In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii) (but in the case of either Section 8.01(b)(i) or 8.01(b)(ii), only if (A) the Company Stockholder Approval has occurred and (B) the condition to closing set forth in Section 7.01(c)(v) shall be satisfied as of the date of such termination) or by the Company pursuant to Section 8.01(c) (but in the case of Section 8.01(c), only if such termination is due to a willful or intentional breach of any representation, warranty or covenant by Parent), Parent shall promptly, but in no event later than two business days after the date of such termination, pay the Company a fee equal to the Termination Fee.

(c) Interest and Costs. All payments under this Section 8.03 shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable. The Company and Parent acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner the amounts due pursuant to this Section 8.03 and, in order to obtain such payment, Parent, or the Company, as applicable, makes a claim that results in a judgment against the Company or Parent, as applicable, the Company or Parent, as applicable, shall pay to Parent or Company, as applicable, its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.03 at the rate of interest per annum publicly announced by Bank of America as its prime rate, as in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.03 shall not be in lieu of damages incurred in the event of breach of this Agreement.

(d) Fees and Expenses. Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent shall pay any necessary filing fees, and expenses (other than legal and accounting expenses) for any reports and forms to be submitted to any Governmental Authority under any merger control laws or regulations pursuant to Section 6.07(a), and the Company shall pay the filing, printing and mailing fees and expenses payable on account of the Proxy Statement.

SECTION 8.04 Amendment.

Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver.

Subject to applicable Law, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

if to Parent or Merger Sub:

Natus Medical Incorporated

1501 Industrial Road

San Carlos, CA 94070

Telecopier No.: (650) 802-6630

Attention: James B. Hawkins, President and Chief Executive Officer

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Telecopier No. (650) 938-5200

Attention: Daniel J. Winnike

if to the Company:

Bio-logic Systems Corp.

One Bio-logic Plaza

Mundelein, IL 60060

Telecopier No.: (847) 949-8615

Attention: Gabriel Raviv, Ph.D., Chairman and Chief Executive Officer

                  Roderick G. Johnson, President and Chief Operating Officer

with a copy to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

Telecopier No. (312) 577-8858

Attention: Mark D. Wood

SECTION 9.02 Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.03 Entire Agreement; Assignment.

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations, conditions, covenants and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive any termination of this Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

SECTION 9.04 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as set forth in Section 6.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.05 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, without the necessity of posting bond or other security and without the necessity of showing actual damages, in addition to any other remedy at law or equity.

SECTION 9.06 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

SECTION 9.07 Waiver of Jury Trial.

Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

SECTION 9.08 Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.09 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10 Non-Survival of Representations and Warranties.

The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and the provisions of this Article IX shall survive the Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NATUS MEDICAL INCORPORATED

By:	/s/ JAMES B. HAWKINS
James B. Hawkins President and Chief Executive Officer

SUMMER ACQUISITION CORPORATION

By:	/s/ JAMES B. HAWKINS
James B. Hawkins President

BIO-LOGIC SYSTEMS CORP.

By:	/s/ GABRIEL RAVIV, PH.D.
Gabriel Raviv, Ph.D. Chairman and Chief Executive Officer

EXHIBIT A-1

Lawrence D. Damron

Pamela S. Johnson

Roderick G. Johnson

Albert Milstein

Craig W. Moore

Dorit Raviv

Gabriel Raviv, Ph.D.

Raviv Family Limited Partnership

EXHIBIT B

Form of Certificate of Merger

CERTIFICATE OF MERGER

OF

SUMMER ACQUISITION CORPORATION

WITH AND INTO

BIO-LOGIC SYSTEMS CORP.

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware

Bio-logic Systems Corp., a Delaware corporation (“Bio-logic”), does hereby certify to the following facts relating to the merger (the “Merger”) of Summer Acquisition Corporation, a Delaware corporation (“Summer”), with and into Bio-logic, with Bio-logic remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	Bio-logic is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). Summer is incorporated pursuant to the DGCL. Bio-logic and Summer are the constituent corporations in the Merger.

SECOND:	An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by Bio-logic and by Summer in accordance with the provisions of subsection (c) of Section 251 of the Delaware General.

THIRD:	The Surviving Corporation of the Merger shall be Bio-logic.

FOURTH:	Upon the effectiveness of the Merger, the Restated Certificate of Incorporation of Bio-logic, the Surviving Corporation, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH:	The Surviving Corporation is a corporation formed and existing under the laws of the State of Delaware.

SIXTH:	The executed Agreement and Plan of Merger is on file at the principal place of business of Bio-logic, the Surviving Corporation, at One Bio-logic Plaza, Mundelein, IL 60060.

SEVENTH:	A copy of the executed Agreement and Plan of Merger will be furnished by Bio-logic, the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

This Certificate of Merger shall become effective on                                 .

IN WITNESS WHEREOF, Bio-logic has caused this Certificate of Merger to be executed by its duly authorized officers as of                                 .

Bio-logic Systems Corp.

By:

Name:

Its:

Appendix B

[DRESNER SECURITIES, INC. LETTERHEAD]

CONFIDENTIAL

October 16, 2005

The Board of Directors of Bio-logic Systems Corp.

One Bio-logic Plaza

Mundelein, Illinois 60060

Gentlemen:

We understand that Bio-logic Systems Corp. (the “Company”), Natus Medical Incorporated (“Parent”) and Summer Acquisition Corporation, a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which (subject to the terms and conditions contained therein) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as a wholly owned subsidiary of Parent (collectively, the “Transaction”).

Pursuant to the Agreement, and subject to the terms and conditions set forth therein, we understand that at the Effective Time (as defined in the Agreement), each issued and outstanding share of common stock of the Company (other than any shares held in treasury by the Company or held directly or indirectly by Parent) will be automatically converted into the right to receive $8.77 payable in cash (such price per share, the “Consideration”). In addition, pursuant to the Agreement and subject to the terms and conditions set forth therein, we understand that at the Effective Time each of the Company’s outstanding and unexercised options to acquire common stock will terminate and be cancelled, and in consideration of such cancellation, each holder of options that are outstanding and unexercised immediately prior to the consummation of the Transaction will be entitled to be paid by Parent, with respect to each share of common stock subject to the option, an amount in cash equal to the excess, if any, of the Consideration over the applicable per share exercise price of such option.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company’s outstanding common stock of the Consideration as of the date hereof.

Dresner Securities, Inc. focuses on providing financial advisory services to middle market companies. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction and have been receiving (and will continue to receive) hourly consulting fees from the Company for our services (none of which are contingent upon completion of the Transaction), and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we will receive a fee for providing this opinion.

In arriving at our opinion set forth below, we have, among other things:

1. reviewed the most recent draft, dated October 14, 2005, of the Agreement and have based our opinion on our understanding that the terms and conditions therein will not materially change;

2. reviewed and analyzed certain publicly available audited and unaudited financial statements of the Company and certain other publicly available information about the Company;

3. participated in discussions with Company management concerning the operations, business strategy, financial performance and prospects for the Company as well as the Company’s rationale for the Transaction;

4. reviewed certain internal financial and operating information concerning the Company, including certain financial forecasts relating to the Company prepared by its management and results for the quarter ended August 31, 2005;

5. reviewed certain financial performance and trading data regarding the Company and compared them with similar data regarding publicly traded companies we deemed comparable in whole or in part of the Company;

6. reviewed certain publicly available information concerning the historical price of the Company’s common stock;

7. reviewed financial terms, to the extent publicly disclosed, of certain business combinations that we believe to be generally comparable to the Transaction;

8. reviewed premiums paid in other acquisitions of publicly traded companies over the target’s stock price at specified intervals prior to the announcement of such acquisitions; and

9. reviewed such other information, performed such other analyses and procedures, and considered such other factors as we deemed appropriate for purposes of this opinion.

In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial, tax, accounting and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have further relied upon the assurances of management of the Company that they are unaware of any facts that would make the information reviewed by us for purposes of this opinion incomplete or misleading in any material respect. We have assumed that there has been no material changes in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have not performed any independent valuation or appraisal of any of the assets or liabilities (including any derivative or off-balance sheet assets and liabilities, or intangible assets) of the Company. We have not evaluated the solvency or fair value of the Company under any state or federal laws related to bankruptcy, insolvency or similar matters.

With respect to financial forecasts and projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the expected future financial performance of the Company, and we express no view as to such forecasts and projections or the assumptions upon which they are based. Our opinion is necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available up to and including, the date of this letter.

In rendering our opinion, we did not address the relative merits of the Transaction or any alternative potential transaction that might be available to the Company, nor do we address the underlying business decision of the Company to engage in the Transaction. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company’s outstanding common stock of the Consideration, and we express no opinion as to the underlying decision of the Board of Directors of the Company to recommend the Transaction. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holder of any class of securities, creditors or other constituencies of the Company, other than the stockholders of the Company.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on terms described in the Agreement, without any waiver of any material terms or conditions thereof and that obtaining any regulatory approvals which may be necessary for the Transaction will not have an adverse effect on the Company.

It is understood that the opinion expressed herein is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute a recommendation as to how any stockholder should vote its, his or her shares of the Company’s common stock with respect to the Transaction. This opinion may not be given, disclosed, referred or communicated to any third party, or used or reproduced in whole or in part for any other purpose without our prior written consent, except that this letter may be disclosed in any proxy statement used in connection with the Transaction so long as this letter is quoted in full in such proxy statement.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of the Company’s outstanding common stock in the Transaction, pursuant to the Agreement, is fair from a financial point of view to such holders.

Very truly yours,

/s/ Dresner Securities, Inc.

Dresner Securities, Inc.

Appendix C

DELAWARE GENERAL CORPORATION LAW

SECTION 262—APPRAISAL RIGHTS

262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Appendix D

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of October 16, 2005, by and between Natus Medical Incorporated, a Delaware corporation (“Acquiror”), and the undersigned stockholder (“Stockholder”) of Bio-logic Systems Corp., a Delaware corporation (the “Company”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into that certain Agreement and Plan of Merger, dated as of October 16, 2005 (the “Merger Agreement”), by and among Acquiror, Summer Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Sub”), and the Company, pursuant to which Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly owned subsidiary of Acquiror (subject to the terms and conditions contained in the Merger Agreement).

B. Stockholder understands and acknowledges that the Company and Acquiror are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares. Until the Expiration Date (as defined below), subject to the terms and conditions herein and in the Merger Agreement,

(a) Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber the Shares (as such term is defined in Section 4 below) or any New Shares (as such term is defined in Section 1(d) below), or make any offer or enter into any agreement providing for any of the foregoing, at any time prior to the Expiration Date (as defined below); provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to exercise, prior to the Expiration Date, any Company Stock Options (as such term is defined in Section 2.07 of the Merger Agreement) held by Stockholder. Notwithstanding the foregoing or anything else contrary herein, (a) Stockholder may sell New Shares (as defined below) acquired upon exercise of Company Stock Options, provided that the number of New Shares sold does not exceed                     , and (b) Stockholder may transfer any or all of the Shares or New Shares during Stockholder’s lifetime by gift to, or on Stockholder’s death by will or intestacy to, Stockholder’s Immediate Family (as defined below) or to a trust for the benefit of Stockholder or Stockholder’s Immediate Family or to a charitable organization (the “Permitted Transfer Shares”), provided that each transferee or other recipient of Permitted Transfer Shares expressly agrees in a writing satisfactory to Parent that the provisions of this Agreement will continue to apply to the Permitted Transfer Shares in the hands of such transferee or other recipient and such transferee or other recipient executes and delivers to Parent an irrevocable proxy in a form substantially identical to the Proxy (as such term is defined in Section 3 below). As used herein, the term “Immediate Family” shall mean Stockholder’s spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of Stockholder. As used herein, the term “Expiration Date” shall mean the earlier of (i) the Effective Time and (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms.

(b) Except pursuant to the terms of this Agreement, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement (other than this Agreement) or similar arrangement or commitment with respect to any of the Shares.

(c) Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.

(d) Any shares of the common stock of the Company (the “Common Stock”) or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires voting rights after the date of this Agreement and prior to the Expiration Date, including pursuant to the exercise of Company Stock Options, options or warrants to purchase shares of Common Stock (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 below), the Shares and any New Shares in favor of the approval of the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and against any Competing Transaction (as such term is defined in Article I of the Merger Agreement) and any other matter that might reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement. Stockholder may vote the Shares and any New Shares, in Stockholder’s discretion, on all other matters.

3. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Acquiror a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (i) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the subject matter contemplated by Section 2, and (ii) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions voting with respect to the Shares and New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Date.

4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Acquiror as follows:

(a) Stockholder is the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of, and exercises voting power over, that number of shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially by Stockholder, and over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares”). The Shares, together with the other shares of Common Stock set forth on the signature page hereto, constitute all of the shares of Common Stock owned of record or beneficially by Stockholder. No person not a signatory to this Agreement has a right to acquire or vote any of the Shares (other than, (i) if Stockholder is a partnership, the rights and interest of persons and entities that own partnership interests in Stockholder under the partnership agreement governing Stockholder and applicable partnership law or (ii) if Stockholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). Except as set forth on the signature pages hereto, the Shares are and will be at all times up until the Expiration Date free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Acquiror, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which Stockholder is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the other transactions contemplated by the Merger Agreement or prevent or delay Stockholder from performing his, her or its obligations under this Agreement.

(d) Until the Expiration Date, Stockholder, in his, her or its capacity as a stockholder of the Company, shall not, and shall not authorize, knowingly encourage or direct any person or entity on Stockholder’s behalf to, directly or indirectly, take any action that would, or could reasonably be expected to, result in the violation by the Company of Section 5 of the Merger Agreement; provided that if Stockholder is a director of the Company or has employees who are directors of the Company, nothing herein shall prevent Stockholder (or such employees) from taking any action solely in such Stockholder’s (or employee’s) capacity as a director of the Company in the exercise of such director’s fiduciary duties with respect to a Competing Transaction or Superior Proposal (as such term is defined in Article I of the Merger Agreement) in compliance with the terms of the Merger Agreement.

5. Consent and Waiver; Termination of Existing Agreements. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject or in respect of any rights Stockholder may have in connection with the Merger or the other transactions provided for in the Merger Agreement (whether such rights exist under the certificate of incorporation or bylaws of the Company, any contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Acquiror in respect of Stockholder’s ownership of the Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a stockholder of the Company.

6. Confidentiality. Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Acquiror has publicly disclosed the Merger.

7. Appraisal Rights. Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

8. Stockholder Capacity. Notwithstanding anything to the contrary herein, Stockholder is only executing this Agreement in his capacity as the beneficial owner of the Shares and any New Shares and is not making any agreement hereunder in his capacity as a director of the Company, and the agreements herein shall in no way restrict Stockholder in his exercise of his fiduciary duties as a director of the Company.

9. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Acquiror, to:

Natus Medical Incorporated

1501 Industrial Road

San Carlos, CA 94070

Attention: James B. Hawkins, President and Chief Executive Officer

Facsimile No.: (650) 802-6630

Telephone No.: (650) 802-0400

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Daniel J. Winnike

Facsimile No.: (650) 938-5200

Telephone No.: (650) 988-8500

(ii) if to Stockholder, to the address set forth for Stockholder on the signature page hereof, with a copy (that shall not constitute notice) to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Attention: Mark D. Wood

Facsimile No.: (312) 902-8858

Telephone No.: (312) 902-5493

(b) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation of this Agreement or the Proxy, Acquiror shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(c) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d) Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party hereto without the prior written consent of the other party hereto, and any such assignment or delegation that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including, without limitation, any person to whom any Shares are sold, transferred or assigned).

(e) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.

(h) Rules of Construction. The parties hereto agree that the language used in this Agreement will be deemed to be the language chosen by them to express their mutual intent and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(i) Additional Documents, Etc. Stockholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Acquiror, to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Acquiror to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Acquiror may rely upon such delivery as conclusively evidencing the consents, waivers and terminations of Stockholder referred to in Section 5, in each case for purposes of all agreements and instruments to which such elections, consents, waivers and/or terminations are applicable or relevant. Notwithstanding anything to the contrary herein, Stockholder shall not be required to acquire any shares of Common Stock that Stockholder has the right to acquire, including by exercise of any Company Stock Option, except as might be required pursuant to Section 9(b) of this Agreement in the event of a violation of this Agreement or the Proxy.

(j) Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Date, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NATUS MEDICAL INCORPORATED

By:
James B. Hawkins
President and Chief Executive Officer

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares (as defined) beneficially owned on the date hereof:

shares of Common Stock

Other shares of Common Stock owned of record or beneficially by Stockholder, over which he does not currently exercise voting power:

outstanding shares of Common Stock*

shares of Common Stock underlying Company Stock Options*

*	[FOOTNOTE TO BE INSERTED DESCRIBING NON-VOTING BENEFICIAL OWNERSHIP] If any Company Stock Options held by the undersigned are exercised, then such resulting shares of Common Stock will be subject to this Agreement, as will any additional shares of Common Stock acquired subsequent to date of this Agreement.

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

BIO-LOGIC SYSTEMS CORP.

The undersigned stockholder of Bio-logic Systems Corp., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Steven J. Murphy and James B. Hawkins of Natus Medical Incorporated, a Delaware corporation (“Acquiror”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the outstanding shares of capital stock of the Company that now are or hereafter may be beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned, and over which the undersigned exercises voting power, and any and all other shares or securities of the Company issued in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy, until the Expiration Date (as defined below). The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give voting instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Date (as defined below).

Until the Expiration Date (as defined below), this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest, is granted pursuant to that certain Voting Agreement dated as of even date herewith by and between Acquiror and the undersigned, and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger, dated as of October 16, 2005, by and among Acquiror, Summer Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”) and the Company (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly owned subsidiary of Acquiror (subject to the terms and conditions contained in the Merger Agreement). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows: (i) in favor of approval of the Merger, the adoption of the Merger Agreement and the Certificate of Merger and any matter that could reasonably be expected to facilitate the Merger and (ii) against any Competing Transaction (as such term is defined in Article I of the Merger Agreement) and any other matter that might reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

[Signature Page Follows]

Until the Expiration Date, this Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable (to the fullest extent permitted by applicable Law). This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Acquiror. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: October 16, 2005

(Print Name of Stockholder)

(Signature of Stockholder)

(Print name and title if signing on behalf of an entity)

Shares (as defined) owned on the date hereof:

shares of Company Common Stock

Other shares of Common Stock owned or record or beneficially by Stockholder, over which he does not exercise voting power as of the date of this Irrevocable Proxy:

outstanding shares of Common Stock*

shares of Common Stock underlying CompanyStock Options*

*	[FOOTNOTE TO BE INSERTED DESCRIBING NON-VOTING BENEFICIAL OWNERSHIP] If any Company Stock Options held by the undersigned are exercised, then such resulting shares of Common Stock will be subject to this Irrevocable Proxy, as will any additional shares of Common Stock acquired subsequent to date of this Irrevocable Proxy.

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

One Bio-logic Plaza

Mundelein, Illinois 60060

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 4, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BIO-LOGIC BOARD OF DIRECTORS

The undersigned hereby appoints Dr. Gabriel Raviv and Roderick G. Johnson, and each of them, each with full power of substitution, to act as proxies for the undersigned, and to represent and to vote all of the shares of common stock of Bio-logic Systems Corp. (the “Company”), that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on January 4, 2006, at 10:00 a.m. Central Standard Time, at One Bio-logic Plaza, Mundelein, Illinois 60060, and for or at any and all postponements and adjournments thereof, upon the matters as set forth in the Notice of Special Meeting of Stockholders and Proxy Statement.

Please mark, sign, date and mail this proxy card promptly using the enclosed envelope or vote by phone or over the Internet as described below.

If no directions are given and this proxy is signed and returned, this proxy will be voted for the proposal to approve and adopt the agreement and plan of merger and to approve this merger. The proxies are further authorized to vote in their discretion with regard to any other matters that may come before the special meeting or any postponement or adjournment thereof.

(continued and to be signed on reverse side)	SEE REVERSE SIDE

Three ways to vote.

Vote by Mail:

1)	Mark, sign and date the attached proxy card.
2)	Return the proxy card in the enclosed postage paid envelope.

Vote by Phone:

1)	Call toll-free 1-800-PROXIES (1-800-776-9437) on or before 2:00 P.M., Eastern Standard Time, on January 3, 2006.
2)	Have this proxy form in hand.
3)	Enter the 12-digit control number shown below.
4)	Follow the simple recorded instructions.

Vote by Internet:

1)	Go to the website address www.voteproxy.com on or before 2:00 P.M., Eastern Standard Time, on January 3, 2006.
2)	Have this proxy form in hand.
3)	Enter the 12-digit control number shown below.
4)	Follow the simple instructions.

Please do not return this proxy card if you vote by telephone or over the Internet.

FOLD AND DETACH HERE

[Control Number]	BIO-LOGIC SYSTEMS CORP.

PLEASE MARK YOUR VOTE IN A SQUARE IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Company’s Board of Directors unanimously recommends that you vote FOR the listed proposal.

1.      To (a) approve and adopt the Agreement and Plan of Merger, dated as of October 16, 2005, among the Company, Natus Medical Incorporated (“Natus”), and Summer Acquisition Corporation, a wholly owned subsidiary of Natus (“Summer”), and (b) approve the merger of Summer with and into the Company, with the Company continuing as a wholly owned subsidiary of Natus, pursuant to the Agreement and Plan of Merger.

For ☐	Against ☐	Abstain ☐

The undersigned acknowledges receipt from the Company prior to execution of this proxy of a Notice of Special Meeting of Stockholders and a Proxy Statement dated November 14, 2005. Please sign as name exactly appears hereon. Joint owners should each sign. When signing on behalf of an entity or where otherwise applicable, please indicate official position or representative capacity.

Date , 2005

Signature

Signature (if held jointly)

Title (if held by an entity)